Goldman SachsFunds GROWTH EQUITY FUNDS Semiannual Report February 29, 2004 Long-term capital growth potential from a diversified portfolio of equity investments.

Goldman Sachs Growth Equity Funds
GOLDMAN SACHS CAPITAL GROWTH FUND GOLDMAN SACHS STRATEGIC GROWTH FUND GOLDMAN SACHS CONCENTRATED GROWTH FUND GOLDMAN SACHS GROWTH OPPORTUNITIES FUND NOT FDIC-INSURED May Lose Value No Bank Guarantee

GOLDMAN SACHS GROWTH EQUITY FUNDS

What Differentiates Goldman Sachs' Growth Investment Process?

For over 23 years, the Goldman Sachs Growth Team has consistently applied a three-step investment process based on our belief that wealth is created through the long-term ownership of growing businesses.

GOLDMAN SACHS' GROWTH INVESTMENT PROCESS

1 BUY THE BUSINESS

2 BUY HIGH-QUALITY GROWTH BUSINESSES

3 BUY AT AN ATTRACTIVE PRICE

1 BUY THE BUSINESS

Make decisions as long-term business owners rather than as stock traders

Perform in-depth, fundamental research

Focus on long-term structural and competitive advantages

Result

Performance driven by the compounding growth of businesses over time — not short-term market movements

Long-term participation in growing businesses — less reliance on macroeconomic predictions, market timing, sector rotation or momentum

2 BUY HIGH-QUALITY GROWTH BUSINESSES

Identify high quality growth businesses. Some required investment criteria include:

- Established brand names
- Dominant market shares
- Pricing power
- Recurring revenue streams
- Free cash flow
- Long product life cycles
- Favorable long-term growth prospects
- Excellent management

Result

Investment in businesses that we believe are strategically positioned for consistent long-term growth

3 BUY AT AN ATTRACTIVE PRICE

- Perform rigorous valuation analysis of every potential investment
- Use valuation tools and analytics to ensure that the high-quality business franchises we have identified also represent sound investments

Result

Good investment decisions based on solid understanding of what each business is worth

Attractive buying opportunities as the stock prices of quality growth businesses fluctuate over time

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PORTFOLIO RESULTS Capital Growth Fund Dear Shareholder, This report provides an overview on the performance of the Goldman Sachs Capital Growth Fund during the six-month reporting period that ended February 29, 2004. Performance Review Over the six-month period that ended February 29, 2004, the Fund’s Class A, B, C, Institutional, and Service Shares generated cumulative total returns, without sales charges, of 10.66%, 10.25%, 10.27%, 10.89%, and 10.57%, respectively. These returns compare to the 12.17% and 14.59% cumulative total returns of the Fund’s benchmark, the Russell 1000 Growth Index, and its former benchmark, the S&P 500 Index (with dividends reinvested), respectively. During the reporting period, the Fund had strong absolute performance with Technology, Consumer, and Producer Goods and Services companies enhancing returns. The Fund’s relative underperformance versus the benchmark was largely due to its holdings in the Healthcare sector. While these stocks as a whole generated positive absolute returns, they underperformed stocks in that sector held by the benchmark. Over much of the period, the market rallied strongly, led by the strong performance of higher risk, more speculative companies in which the Fund does not invest. Our disciplined investment philosophy is to buy high quality growth companies with a strong business franchise, free cash flow, recurring revenue, favorable long-term prospects, excellent management, and strong financials. The Fund’s Technology companies outperformed the market and contributed to positive returns. Cisco Systems, Inc., QUALCOMM, Inc., Intel Corp., and Texas Instruments, Inc. were examples of holdings that generated strong returns. Many of the Fund’s holdings in the Consumer Discretionary sector fared well as travel and lodging-related companies continued to rebound as the fear of SARS and geopolitical tensions eased and the economy saw signs of strengthening. Examples of specific holdings that boosted returns were Cendant Corp., Marriott International, Inc., and Starwood Hotels & Resorts Worldwide, Inc. Despite strong absolute performance, the Fund was negatively impacted by the underperform-ance of its Healthcare companies versus those in the Index. Shares of Wyeth fell as investors became concerned over its diet drug litigation. In November 2003, Wyeth lost a case against the first plaintiff who opted out of the class action suit and the market became concerned that this would start a trend. However, there has only been one subsequent suit and Wyeth won that case. We continue to hold Wyeth as its leading drugs maintain strong performance in their therapeutic categories and we believe the company is attractively valued. Many of the Fund’s Healthcare holdings are in the pharmaceutical industry because these companies often fit our criteria for long-term growth such as pricing power, free cash flow, high return on invested capital, and long product life cycles. The Fund’s Media companies had mixed results. Firms such as Viacom, Inc. and Clear Channel Communications, Inc. continued to be hurt by weak local advertising sales. While fluctuations in investor sentiment do occur, we prefer to concentrate on the long-term catalysts for growth in an industry. National advertising has picked up in recent quarters while local radio has lagged. During a recovery, local businesses typically wait until they feel the impact of an economic recovery before spending on advertising. On the other hand, a number of the
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PORTFOLIO RESULTS Fund’s Media companies generated strong results, including Cablevision Systems New York Group and Lamar Advertising Co. Shares of Lamar, an outdoor advertising company, rose when it released a very favorable earnings report. The positive results were due to strong sales, which beat expectations in many of Lamar’s markets. Portfolio Composition As bottom-up stock pickers, we focus on the real worth of the business and, to the extent that we find several businesses in related industries that have long-term growth potential, we may become heavily invested in a particular sector. With this in mind, as of February 29, 2004, the Consumer Staples, Technology, and Media sectors constituted a large portion of the Fund. The Fund tends to avoid making heavy investments in Capital Goods, Basic Industry, and other cyclical sectors that we feel are incapable of exhibiting long-term growth. These types of businesses do not typically have the pricing power and strong business franchise characteristics that we prefer. Portfolio Highlights While the Fund underperformed its benchmark during the reporting period, there were a number of holdings that enhanced results, including the following: Cendant Corp. — Cendant’s stock price steadily climbed throughout the period in response to an improving travel environment and continued strength in real estate. The company’s balance of businesses between real estate and travel provides a natural hedge to the economic cycle because typically the interest rate sensitive real estate business is strong when the economically sensitive travel business is weak. Cendant owns leading franchises within both business segments and virtually all of its businesses, which include Days Inn, Avis, and Century 21, are the leaders within their respective industries. Cisco Systems, Inc. — Positive earnings growth and a more optimistic outlook for business investment in technology drove Cisco’s stock price upward. While consumers have been spending on technology, business leaders have remained reluctant to boost information technology (IT) budgets. QUALCOMM, Inc. — QUALCOMM has benefited from higher than expected earnings, attributable to soaring demand for cell phone chips. The global increase in handset demand has been driven by a number of key factors. For example, consumers in developed markets are upgrading their existing units with more advanced phones, such as those with color screens, embedded digital cameras, and rich multimedia capabilities. In addition, there has been growth of wireless penetration in emerging markets. As the innovator of Code Division Multiple Access (CDMA) technology, QUALCOMM receives a royalty on the manufacturers’ selling price of every CDMA handset made. We thank you for your investment and look forward to your continued confidence. Goldman Sachs Growth Equity Investment Team New York, March 18, 2004 3

FUND BASICS

Capital Growth Fund

as of February 29, 2004

Assets Under Management

$2.1 Billion

Number of Holdings

76

NASDAQ SYMBOLS

Class	Symbol
Class A Shares	GSCGX
Class B Shares	GSCBX
Class C Shares	GSPCX
Institutional Shares	GSPIX
Service Shares	GSPSX

PERFORMANCE REVIEW

September 1, 2003–February 29, 2004	Fund Total Return (based on NAV)[1]	Russell 1000 Growth Index[2]	S&P 500 Index[2]
Class A	10.66%	12.17%	14.59%
Class B	10.25	12.17	14.59
Class C	10.27	12.17	14.59
Institutional	10.89	12.17	14.59
Service	10.57	12.17	14.59

[1] *The net asset value (NAV) represents the net assets of the class of the Fund (ex-dividend) divided by the total number of shares of the class outstanding. The Fund's performance reflects the reinvestment of dividends and other distributions. The Fund's performance does not reflect the deduction of any applicable sales charges.*

[2] *Effective December 1, 2003, the Russell 1000 Growth Index replaced the S&P 500 Index as the Fund's benchmark. The Russell 1000 Growth Index is an unmanaged index that measures the performance of companies with higher price to earnings ratios and higher forecasted growth values compared to the S&P 500. The S&P 500 Index (with dividends reinvested) is the Standard & Poor's 500 Composite Stock Price Index of 500 stocks, an unmanaged index of common stock prices. In the Investment Adviser's opinion, the Russell 1000 Growth Index is a more appropriate benchmark against which to measure the performance of the Fund. The Index figures do not reflect any deduction for fees, expenses or taxes.*

STANDARDIZED TOTAL RETURNS[3]

For the period ended 12/31/03	Class A	Class B	Class C	Institutional	Service
One Year	16.74%	17.58%	21.61%	24.02%	23.37%
Five Years	-2.69	-2.72	-2.31	-1.19	-1.69
Ten Years	9.08	N/A	N/A	N/A	9.63[4]
Since Inception	11.03 (4/20/90)	7.79 (5/1/96)	3.69 (8/15/97)	4.86 (8/15/97)	11.43[4] (4/20/90)

[3] *The Standardized Total Returns are average annual total returns as of the most recent calendar quarter-end. They assume reinvestment of all distributions at net asset value. These returns reflect a maximum initial sales charge of 5.5% for Class A Shares, the assumed contingent deferred sales charge for Class B Shares (5% maximum declining to 0% after six years) and the assumed contingent deferred sales charge for Class C Shares (1% if redeemed within 12 months of purchase). Because Institutional and Service Shares do not involve a sales charge, such a charge is not applied to their Standardized Total Returns.*

[4] *Performance data for Service Shares prior to August 15, 1997 (commencement of operations) is that of Class A Shares (excluding the impact of front-end sales charges applicable to Class A Shares since Service Shares are not subject to any sales charges). Performance of Class A Shares of the Capital Growth Fund reflects the expenses applicable to the Fund's Class A Shares. The fees applicable to Service Shares are different from those applicable to Class A Shares which impact performance ratings and rankings for a class of shares.*

Total return figures in the above charts represent past performance and do not guarantee future results, which will vary. The investment return and principal value of an investment will fluctuate and, therefore, an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the total return figures in the above charts. Please visit www.gs.com to obtain the most recent month-end returns. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

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FUND BASICS

TOP 10 HOLDINGS AS OF 2/29/04[5]

Holding	% of Net Assets	Line of Business
Pfizer, Inc.	4.9%	Drugs
Microsoft Corp.	4.5	Computer Software
Wal-Mart Stores, Inc.	4.1	Retail
PepsiCo, Inc.	4.0	Food & Beverage
Fannie Mae	3.5	Specialty Financials
QUALCOMM, Inc.	3.3	Telecommunications Equipment
Intel Corp.	3.0	Semiconductors
Cisco Systems, Inc.	2.9	Computer Hardware
First Data Corp.	2.7	Information Services
The McGraw-Hill Cos., Inc.	2.7	Information Services

[5] *The top 10 holdings may not be representative of the Fund's future investments.*

STANDARDIZED AFTER-TAX PERFORMANCE AS OF 12/31/03

Class A Shares	One Year	Five Years	Ten Years	Since Inception (4/20/90)
Returns before taxes*	16.74%	-2.69%	9.08%	11.03%
Returns after taxes on distributions**	16.74	-3.40	6.57	8.51
Returns after taxes on distributions and sale of Fund shares***	10.88	-2.42	6.48	8.27

The mutual fund industry is required to provide standardized after-tax performance in sales literature for funds that either include other forms of after-tax performance in their sales literature or portray themselves as being managed to limit the effect of taxes on performance. Above are standardized after-tax returns for Class A Shares of Goldman Sachs Capital Growth Fund to which the requirement applies. The after-tax returns for Class B, Class C, Institutional and Service Shares will vary.

Standardized after-tax returns assume reinvestment of all distributions at net asset value and reflect a maximum initial sales charge of 5.5% for Class A Shares. The returns are calculated using the applicable historical highest individual federal marginal income tax rates (currently 15% for qualifying ordinary income dividends and long-term capital gain distributions and 35% for non-qualifying ordinary income dividends) and do not reflect state or local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown. In addition, after-tax returns shown are not relevant to investors who hold Fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts.

* ***Returns before taxes*** *do not reflect taxes on distributions on the Fund's Class A Shares, nor do they show how performance can be impacted by taxes when shares are redeemed (sold) by you.*

** ***Returns after taxes on distributions*** *assume that taxes are paid on distributions on the Fund's Class A Shares (i.e., dividends and capital gains) but do not reflect taxes that may be incurred upon redemption (sale) of the Class A Shares at the end of the performance period.*

*** ***Returns after taxes on distributions and sale of Fund shares*** *reflect taxes paid on the Fund's Class A Shares and taxes applicable when the investment is redeemed (sold) by you.*

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PORTFOLIO RESULTS Strategic Growth Fund Dear Shareholder, This report provides an overview on the performance of the Goldman Sachs Strategic Growth Fund during the six-month reporting period that ended February 29, 2004. Performance Review Over the six-month period that ended February 29, 2004, the Fund’s Class A, B, C, Institutional, and Service Shares generated cumulative total returns, without sales charges, of 9.24%, 8.74%, 8.73%, 9.33%, and 9.21%, respectively. These returns compare to the 12.17% cumulative total return of the Fund’s benchmark, the Russell 1000 Growth Index (with dividends reinvested). While the Fund generated positive absolute returns during the period, it lagged its benchmark on a relative basis. This was largely a result of the Fund’s relative underperformance in certain Media, Healthcare, and Discount Retailer stocks. On the other hand, several of the Fund’s Finance and Consumer Staples holdings enhanced results. One area that hurt the Fund’s performance was its investment in Media companies that are exposed to radio. In particular, Viacom, Inc. and Clear Channel Communications, Inc. detracted from results. Investors maintained their negative view on radio-exposed companies due to the sluggish local advertising market. We are less focused on the month-to-month fluctuations in sentiment; rather, we prefer to concentrate on the long-term catalysts for growth in the industry. The Fund was also hurt by Pharmaceutical company Wyeth, as diet drug litigation concerns weighed on its stock price. Shares of Wyeth fell as investors became concerned over its diet drug litigation. In November 2003, Wyeth lost a case against the first plaintiff who opted out of the class action suit and the market became concerned that this would start a trend. However, there has only been one subsequent suit and Wyeth won that case. We continue to hold Wyeth as its leading drugs maintain strong performance in their therapeutic categories and we believe the company is attractively valued. Discount retailers, including Family Dollar Stores, Inc. and Dollar Tree Stores, Inc. were weak at the end of 2003, as expectations for the holiday shopping period may have been too lofty. These companies’ stock prices have recently rallied, as investors have recognized their long-term growth potential. Family Dollar and Dollar Tree capitalize on two major demographic trends – the growth of the elderly population and the Spanish-speaking population. With the aging of the baby boomers and the resulting population increase of the elderly and retired, both stores’ low prices attract this price-sensitive consumer segment, which often has a fixed income. Furthermore, Family Dollar and Dollar Tree have geared marketing strategies toward the U.S. Hispanic population, which is growing at a rate five times that of the overall U.S. population. The companies have merchandised products that are specifically targeted to this attractive and growing customer base. Conversely, the Fund enjoyed solid results from its Finance holdings, with Freddie Mac, Fannie Mae, and Golden West Financial Corp. enhancing results. Freddie Mac has rebounded sharply, as it remains on track to release 2003 earnings by June 30, 2004, consistent with regulators’ expectations. New leadership has also elevated investor confidence, as Dick Syron became Freddie’s Chairman and CEO at the beginning of the year. The Fund’s Consumer Staples holdings, including PepsiCo, Inc., Avon Products, Inc., and Energizer Holdings, Inc. also boosted returns. While investors focused on lower priced, high risk, speculative companies for much of 2003, consumer companies suffered due to the rotation away from their stocks. We maintained our conviction in these companies and added to our positions when the valuations became attractive. This enhanced results as a number of the Fund’s stocks in this 6area subsequently rebounded la ter in the reporting period.

PORTFOLIO RESULTS Portfolio Composition The Strategic Growth Fund invests primarily in large-cap growth stocks. More specifically, we seek businesses with dominant market share, established brand name, pricing power, recurring revenue stream, free cash flow, high returns on invested capital, predictable growth, sustainable growth, long product life cycle, enduring competitive advantage, favorable demographic trends and excellent management. The Fund is more selective and focused than many mutual funds. There are typically 50 to 70 holdings in the portfolio. Portfolio Highlights While the Fund underperformed its benchmark during the reporting period, there were a number of holdings that enhanced results, including the following: The McGraw-Hill Cos., Inc. — McGraw-Hill is a leading player in each of its three operating segments: financial services, McGraw-Hill Education, and info-media. Its financial services exposure includes the Standards & Poor’s (S&P) rating agency. S&P is an established and reputed brand name in the ratings business, and, along with Moody’s, is one of the two leading agencies worldwide. These two agencies operate in an industry environment that can be characterized as quasi-monopolistic or a “partnership-monopoly.” This is because most issuers tend to have at least two ratings, one from Moody’s and one from S&P. As a result, each agency rates around 90% of debt issuance in the U.S. Sustainability of growth is tied to favorable secular trends such as globalization of capitalism, deregulation, financial innovation, and increasing investor sensitivity to credit risk. Golden West Financial Corp. — Golden West is the holding company for World Savings, the second largest thrift in the U.S. The company operates the business of collecting deposits from customers and using the proceeds to make home loans. The unique aspect of Golden West’s business is its focus on one-month adjustable mortgages. Golden West has a greater than 75% market share in this area. The management team has set up the business to minimize credit and interest rate risk because it focuses on middle-market residential mortgage lending. Management has also demonstrated the ability to use excess capital to repurchase shares at opportunistic prices. Golden West’s earnings have never been down year-over-year since 1994. The consistency comes from the recurring revenue nature of lending. Caremark Rx, Inc. — Caremark is a Pharmacy Benefit Manager (PBM) responsible for managing drug benefit plans. The company is capitalizing on several trends in the Healthcare industry. An increasing percentage of drugs are bought through mail order because it is cheaper for the patient and the company. PBMs benefit from this trend as it is cheaper and more efficient to supply drugs through mail order. In addition, generic drugs continue to penetrate the market and PBMs receive higher margins from selling generics. There is a movement for companies to carve out their drug plans and bypass insurance carriers and this would be beneficial for PBMs as it removes the insurance carrier as the middleman. Caremark is a leader among the PBMs as mail order makes up a much greater portion of their business than the industry average. We thank you for your investment and look forward to your continued confidence. Goldman Sachs Growth Equity Investment Team New York, March 18, 2004 7

FUND BASICS

Strategic Growth Fund

as of February 29, 2004

Assets Under Management

$341.3 Million

Number of Holdings

57

NASDAQ SYMBOLS

Class A Shares

GGRAX

Class B Shares

GSWBX

Class C Shares

GGRCX

Institutional Shares

GSTIX

Service Shares

GSTSX

PERFORMANCE REVIEW

September 1, 2003–February 29, 2004	Fund Total Return (based on NAV)[1]	Russell 1000 Growth Index[2]
Class A	9.24%	12.17%
Class B	8.74	12.17
Class C	8.73	12.17
Institutional	9.33	12.17
Service	9.21	12.17

[1] *The net asset value (NAV) represents the net assets of the class of the Fund (ex-dividend) divided by the total number of shares of the class outstanding. The Fund's performance reflects the reinvestment of dividends and other distributions. The Fund's performance does not reflect the deduction of any applicable sales charges.*

[2] *The Russell 1000 Growth Index (with dividends reinvested) is an unmanaged market capitalization weighted index that measures the performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values. The Index figures do not reflect any deduction for fees, expenses or taxes.*

STANDARDIZED TOTAL RETURNS[3]

For the period ended 12/31/03	Class A	Class B	Class C	Institutional	Service
One Year	17.06%	17.95%	22.07%	24.34%	23.89%
Since Inception (5/24/99)	-4.94	-4.90	-4.43	-3.38	-3.70

[3] *The Standardized Total Returns are average annual total returns as of the most recent calendar quarter-end. They assume reinvestment of all distributions at net asset value. These returns reflect a maximum initial sales charge of 5.5% for Class A Shares, the assumed contingent deferred sales charge for Class B Shares (5% maximum declining to 0% after six years) and the assumed contingent deferred sales charge for Class C Shares (1% if redeemed within 12 months of purchase). Because Institutional and Service Shares do not involve a sales charge, such a charge is not applied to their Standardized Total Returns.*

Total return figures in the above charts represent past performance and do not guarantee future results, which will vary. The investment return and principal value of an investment will fluctuate and, therefore, an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the total return figures in the above charts. Please visit www.gs.com to obtain the most recent month-end returns.Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

TOP 10 HOLDINGS AS OF 2/29/04[4]

Holding	% of Net Assets	Line of Business
Pfizer, Inc.	4.8%	Drugs
Wal-Mart Stores, Inc.	4.0	Retail
Microsoft Corp.	4.0	Computer Software
QUALCOMM, Inc.	4.0	Telecommunications Equipment
Intel Corp.	3.8	Semiconductors
PepsiCo, Inc.	3.8	Food & Beverage
Freddie Mac	3.6	Specialty Financials
Fannie Mae	3.5	Specialty Financials
Cisco Systems, Inc.	3.4	Computer Hardware
First Data Corp.	3.2	Information Services

[4] *The top 10 holdings may not be representative of the Fund's future investments.*

8

PORTFOLIO RESULTS Concentrated Growth Fund Dear Shareholder, This report provides an overview on the performance of the Goldman Sachs Concentrated Growth Fund during the six- month reporting period that ended February 29, 2004. Performance Review Over the six-month period that ended February 29, 2004, the Fund’s Class A, B, C, Institutional and Service Shares generated cumulative total returns, without sales charges, of 8.08%, 7.70%, 7.62%, 8.39%, and 8.16%, respectively. These returns compare to the 12.17% cumulative total return of the Fund’s benchmark, the Russell 1000 Growth Index (with dividends reinvested). While the Fund generated positive absolute returns during the period, it lagged its benchmark on a relative basis. This was largely the result of the Fund’s relative underperformance in certain Media and Discount Retailer stocks. On the other hand, the Fund’s Finance and Consumer Discretionary stocks enhanced results. The Fund’s Media companies that are exposed to radio detracted from results. In particular, Viacom, Inc. and Clear Channel Communications, Inc. detracted from performance. Investors maintained their negative view on radio-exposed companies due to the sluggish local advertising market. We are less focused on the month-to-month fluctuations in sentiment; rather, we prefer to concentrate on the long-term catalysts for growth in the industry. The Fund was also hurt by its holding in pharmaceutical company Wyeth, as diet drug litigation concerns weighed on its stock price. Shares of Wyeth fell as investors became concerned over its diet drug litigation. In November 2003, Wyeth lost a case against the first plaintiff who opted out of the class action suit and the market became concerned that this would start a trend. However, there has only been one subsequent suit and Wyeth won that case. We continue to hold Wyeth as its leading drugs maintain strong performance in their therapeutic categories and we believe the company is attractively valued. Discount retailers, including Family Dollar Stores, Inc. and Dollar Tree Stores, Inc. were weak at the end of 2003, as expectations for the holiday shopping period may have been too lofty. These companies’ stock prices have recently rallied, as investors have recognized their long-term growth potential. Family Dollar and Dollar Tree capitalize on two major demographic trends – the growth of the elderly population and the Spanish-speaking population. With the aging of the baby boomers and the resulting population increase of the elderly and retired, both stores’ low prices attract this price-sensitive consumer segment, which often has a fixed income. Furthermore, Family Dollar and Dollar Tree have geared marketing strategies toward the U.S. Hispanic population, which is growing at a rate five times that of the overall U.S. population. The companies have merchandised products that are specifically targeted to this attractive and growing customer base. Cendant Corp. was an example of a stock that enhanced results during the reporting period. Cendant’s stock price climbed steadily in response to an improving travel environment and continued strength in real estate. The Fund also enjoyed solid results from its finance holdings, including Freddie Mac and Fannie Mae. Freddie Mac has rebounded sharply, as it remains on track to release 2003 earnings by June 30, consistent with regulators’ expectations. 9

PORTFOLIO RESULTS Portfolio Composition The Concentrated Growth Fund typically holds 30-40 high quality growth companies and tends to be more concentrated in individual holdings, industries, and sectors than the typical, broadly diversified large-cap growth portfolio. Portfolio Highlights While the Fund underperformed its benchmark during the reporting period, there were a number of holdings that enhanced results, including the following: Harrah’s Entertainment, Inc. — Harrah’s is the most diversified gaming company in the U.S. and the only such firm that has pursued a national brand for its casinos. The company is represented in virtually every major gaming market in the country. Harrah’s generates approximately more than half of its cash flow from its diversified riverboat operations, one third from Atlantic City, and the remainder from its Las Vegas operations. The firm seeks to drive shareholder value through increased business at its locations, acquisitions, and selective new-build projects, while focusing on return-on-invested-capital. This is in sharp contrast to Harrah’s major gaming industry competitors, which often attempt to remain competitive by spending escalating amounts of capital on new projects with varying returns. Cablevision Systems New York Group — Cablevision is a vertically integrated cable operator, cable programmer, and owner of other sports and entertainment assets. The company’s customers are fairly concentrated following the disposition of its Boston and Cleveland assets. In fact, virtually all of its subscribers reside in the New York market, enabling it to benefit from substantial economies of scale. In addition, the New York market is demographically attractive and is the world’s largest media market. eBay, Inc. — eBay is the largest online marketplace and ecommerce firm. Individuals with items for sale use eBay because it is less expensive and less time consuming than the traditional methods, which include advertising and face-to-face interaction. Since the company takes no ownership, it is almost like the flea market of the online world, with low costs and high margins. eBay captures 7% of what is sold directly from the seller. Customer retention is also very high, as both buyers and sellers are mutually attracted to the network. We thank you for your investment and look forward to your continued confidence. Goldman Sachs Growth Equity Investment Team New York, March 18, 2004 10

FUND BASICS

Concentrated Growth Fund

as of February 29, 2004

Assets Under Management

$101.5 Million

Number of Holdings

40

NASDAQ SYMBOLS

Class	Symbol
Class A Shares	GCGAX
Class B Shares	GCGBX
Class C Shares	GCGCX
Institutional Shares	GCRIX
Service Shares	GCGSX

PERFORMANCE REVIEW

September 1, 2003–February 29, 2004	Fund Total Return (based on NAV)[1]	Russell 1000 Growth Index[2]
Class A	8.08%	12.17%
Class B	7.70	12.17
Class C	7.62	12.17
Institutional	8.39	12.17
Service	8.16	12.17

[1] *The net asset value (NAV) represents the net assets of the class of the Fund (ex-dividend) divided by the total number of shares of the class outstanding. The Fund's performance reflects the reinvestment of dividends and other distributions. The Fund's performance does not reflect the deduction of any applicable sales charges.*

[2] *The Russell 1000 Growth Index (with dividends reinvested) is an unmanaged market capitalization weighted index that measures the performance of those Russell 1000 companies with higher price-to-book ratios and higher forecasted growth values. The Index figures do not reflect any deduction for fees, expenses or taxes.*

STANDARDIZED TOTAL RETURNS[3]

For the period ended 12/31/03	Class A	Class B	Class C	Institutional	Service
One Year	17.56%	18.33%	22.39%	24.88%	24.51%
Since Inception (9/3/02)	13.99	15.20	17.93	19.35	19.00

[3] *The Standardized Total Returns are average annual total returns or cumulative total returns (only if the performance period is one year or less) as of the most recent calendar quarter-end. They assume reinvestment of all distributions at net asset value. These returns reflect a maximum initial sales charge of 5.5% for Class A Shares, the assumed contingent deferred sales charge for Class B Shares (5% maximum declining to 0% after six years) and the assumed contingent deferred sales charge for Class C Shares (1% if redeemed within 12 months of purchase). Because Institutional and Service Shares do not involve a sales charge, such a charge is not applied to their Standardized Total Returns.*

Total return figures in the above charts represent past performance and do not guarantee future results, which will vary. The investment return and principal value of an investment will fluctuate and, therefore, an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the total return figures in the above charts. Please visit www.gs.com to obtain the most recent month-end returns. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.

TOP 10 HOLDINGS AS OF 2/29/04[4]

Holding	% of Net Assets	Line of Business
Univision Communications, Inc.	5.7%	Media
Viacom, Inc. Class B	5.6	Media
PepsiCo, Inc.	4.7	Food & Beverage
Cendant Corp.	4.7	Hotel & Leisure
Pfizer, Inc.	4.5	Drugs
First Data Corp.	4.4	Information Services
Cablevision Systems New York Group	4.2	Media
Clear Channel Communications, Inc.	4.0	Media
QUALCOMM, Inc.	4.0	Telecommunications Equipment
Freddie Mac	3.9	Specialty Financials

[4] *The top 10 holdings may not be representative of the Fund's future investments.*

11

PORTFOLIO RESULTS Growth Opportunities Fund Dear Shareholder, This report provides an overview on the performance of the Goldman Sachs Growth Opportunities Fund during the six- month reporting period that ended February 29, 2004. Performance Review Over the six-month period that ended February 29, 2004, the Fund’s Class A, B, C, Institutional and Service Shares generated cumulative total returns, without sales charges, of 11.74%, 11.33%, 11.35%, 12.00%, and 11.68%, respectively. These returns compare to the 15.52% cumulative total return of the Fund’s benchmark, the Russell Midcap Growth Index (with dividends reinvested). While the Fund generated positive absolute returns during the period, it lagged its benchmark on a relative basis. This was largely the result of the performance of the Fund’s holdings in the Technology and Consumer Discretionary sectors. While the Fund’s holdings in these areas generated positive absolute returns, they underperformed those stocks held by the benchmark. In Technology, there was a strong rally by higher risk, more speculative companies in which we do not invest. Our disciplined investment philosophy is to purchase high quality growth companies with a strong business franchise, free cash flow, recurring revenue, favorable long-term prospects, excellent management, and strong financials. In addition, Discount Retailers pulled back during the period after stronger performance earlier in 2003. Family Dollar Stores, Inc., Dollar Tree Stores, Inc. and 99 Cents Only Stores suffered from a weaker than expected holiday season in the fourth quarter. However, we believe that the fundamentals and strategies of these stores remain attractive. Many of the Fund’s Retail holdings were strong, adding significantly to returns. In particular, Chico’s FAS, Inc. performed well due to strong performance and fundamentals. The Fund’s holdings in Harman International Industries, Inc. also boosted returns. Harman, which produces audio products and electronic systems for consumer and professional markets, continued to gain new automotive platforms due to significant demand for its high end information/ entertainment systems in the luxury-car market. The company has been gaining notoriety in the market for its strong fundamentals and dominant franchise in its industry. Most of the Fund’s Healthcare companies were up during the period, with Caremark Rx, Inc., Biogen Idec, Inc. and Charles River Laboratories International, Inc. contributing significantly to performance. Charles River was up due to an improving outlook in outsourcing from biotech and pharmaceutical companies, on both the research and biomedical products and services sides of their business. On the downside, MedImmune, Inc. was down due to the disappointing launch of Flumist, its new inhaled flu vaccine. Wal-Mart decided not to carry the vaccine this flu season and that negatively impacted the stock. Flumist is a new product in a new area and many doctors and pharmacists were not fully educated on the product in time for the flu season, thus sales were weaker than originally anticipated. 12

PORTFOLIO RESULTS Portfolio Composition The Fund invests primarily in medium-sized growth companies with a market capitalization between $1 and $10 billion. We seek companies that generally fall into these categories: (1) high growth companies with dominant market share in a niche industry, (2) companies that are undergoing fundamental improvements in their business or long-term growth rates, or (3) underfollowed/underrecognized growth companies whose long-term prospects are underappreciated by Wall Street analysts. We strive to purchase these companies at reasonable valuations in order to capture the full benefits of their growth. Portfolio Highlights While the Fund underperformed its benchmark during the reporting period, there were a number of holdings that enhanced results, including the following: Caremark Rx, Inc. — Shares of Caremark were up due to several positive developments. The Department of Justice approved Caremark’s proposed merger with Advance PCS. Additionally, the company won a substantial contract from Medco for the Federal Employee Health Benefit Plan. Medco was attracted to the combined company as Caremark will handle the mail order business and Advance PCS currently handles the retail pharmacy business. Chico’s FAS, Inc. — Chico’s continued to perform well as it generated impressive operating results. The company recently reported that in addition to the success of Chico’s stores, the recent acquisition of White House Black Market is going better than anticipated and investors are becoming increasingly excited about the new “Soma by Chico’s” stores, which sell intimate apparel in locations adjacent to or near existing Chico’s stores. In addition, the firm’s strategy of adding new stores in smaller markets enhanced results during the period. Biogen Idec, Inc. — In November 2003, Biogen Idec Inc. was formed from the merger of two of the world’s leading biotechnology companies, Biogen, Inc. and IDEC Pharmaceuticals Corporation. The company’s products and development programs address a variety of key medical needs in the areas of oncology, neurology, dermatology, and rheumatology. Two of its existing products, Rituxan, used for the treatment of certain B-cell non-Hodgkin’s lymphomas and Avonex, used for the treatment of patients with relapsing forms of multiple sclerosis, each have annual net sales of more than $1 billion. It also recently announced that its late-stage multiple sclerosis drug, Antegren, will be filed with the FDA a year ahead of schedule due to positive data in the firm’s two clinical trials. We thank you for your investment and look forward to your continued confidence. Goldman Sachs Growth Equity Investment Team New York, March 18, 2004 13

FUND BASICS Growth Opportunities Fund as of February 29, 2004 Assets Under Management PERFORMANCE REVIEW Fund Total Return Russell Midcap $995.5 Million September 1, 2003–February 29, 2004(based on NAV)1Growth Index2 Class A11.74%15.52% Class B11.3315.52 Number of Holdings Class C11.3515.52 Institutional 12.0015.52 81Service11.6815.52 1The net asset value (NAV) represents the net assets of the class of the Fund (ex-dividend) divided by the total number of shares of the class outstanding. The Fund’s performance reflects the reinvestment of dividends and other distributions. The Fund’s performance does not reflect the deduction of any applicable sales charges. N A S D A Q S Y M B O L S 2The Russell Midcap Growth Index is an unmanaged market capitalization weighted index that measures the performance of those Russell Midcap companies with higher price-to-book ratios and higher forecasted growth values. The Index figures do not reflect any deduction for fees, expenses Class A Sharesor taxes. GGOAX STANDARDIZED TOTAL RETURNS 3 For the period ended 12/31/03Class AClass BClass CInstitutionalService Class B SharesOne Year25.13%26.41%30.40%33.01%32.34% Since Inception14.3614.7914.9116.2215.63 (5/24/99) GGOBX 3The Standardized Total Returns are average annual total returns as of the most recent calendar quarter-end. They assume reinvestment of all distributions at net asset value. These returns reflect a maximum initial sales charge of 5.5% for Class A Shares, the assumed contingent deferred sales Class C Sharescharge for Class B Shares (5% maximum declining to 0% after six years) and the assumed contingent deferred sales charge for Class C Shares (1% if redeemed within 12 months of purchase). Because Institutional and Service Shares do not involve a sales charge, such a charge is not applied to their Standardized Total Returns. GGOCX Total return figures in the above charts represent past performance and do not guarantee future results, which will vary. The investment return and principal value of an investment will fluctuate and, therefore, an investor’s shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the total return figures in the above charts. Please Institutional Sharesvisit www.gs.com to obtain the most recent month-end returns. Performance reflects expense limitations in effect. In their absence, performance would be reduced. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares. GGOIX TOP 10 HOLDINGS AS OF 2/29/044 Service Shares Holding% of Net Assets Line of Business GGOSXCharles River Laboratories International, Inc.2.5%Drugs ARAMARK Corp. Class B2.3Food & Service Providers Caremark Rx, Inc.2.2Medical Providers PETCO Animal Supplies, Inc.2.2Retail Citadel Broadcasting Co.2.0Media Lamar Advertising Co.2.0Media Harman International Industries, Inc.2.0Audio & Visual Equipment Ethan Allen Interiors, Inc.2.0Retail The E.W. Scripps Co.1.9Media CheckFree Corp.1.9Payment & Processing 4The top 10 holdings may not be representative of the Fund’s future investments. 14

GOLDMAN SACHS CAPITAL GROWTH FUND

Statement of Investments
February 29, 2004 (Unaudited)

Shares	Description	Value
Common Stocks – 98.9%

Biotechnology – 1.8%
602,500	Amgen, Inc.*	$38,276,825

Brokers – 1.4%
281,300	Merrill Lynch & Co., Inc.	17,218,373
214,700	Morgan Stanley	12,830,472

		30,048,845

Chemicals – 1.3%
349,400	3M Co.	27,260,188

Computer Hardware – 6.4%
2,675,280	Cisco Systems, Inc.*	61,798,968
1,719,590	Dell, Inc.*	56,144,613
1,277,080	EMC Corp.*	18,287,786

		136,231,367

Computer Software – 5.7%
242,300	Electronic Arts, Inc.*	11,426,868
290,661	Intuit, Inc.*	12,893,722
3,631,100	Microsoft Corp.	96,224,150

		120,544,740

Drugs – 9.9%
291,800	Eli Lilly & Co.	21,575,692
538,200	Johnson & Johnson	29,014,362
215,400	Merck & Co., Inc.	10,356,432
2,811,910	Pfizer, Inc.	103,056,502
518,000	Schering-Plough Corp.	9,303,280
939,500	Wyeth	37,110,250

		210,416,518

Energy Resources – 1.7%
186,500	Anadarko Petroleum Corp.	9,558,125
235,140	Apache Corp.@	9,680,714
380,112	Exxon Mobil Corp.	16,029,323

		35,268,162

Food & Beverage – 6.4%
1,629,050	PepsiCo, Inc.	84,547,695
422,300	The Coca-Cola Co.	21,098,108
536,260	Wm. Wrigley Jr. Co.	30,159,262

		135,805,065

Home Products – 6.3%
520,900	Avon Products, Inc.	36,775,540
713,460	Colgate-Palmolive Co.	39,561,357
266,400	Energizer Holdings, Inc.*	12,432,888
433,580	The Procter & Gamble Co.	44,446,286

		133,216,071

Hotel & Leisure – 5.1%
1,868,300	Cendant Corp.@	42,410,410
311,500	GTECH Holdings Corp.	18,294,395
110,910	Harrah’s Entertainment, Inc.	5,761,775
466,340	Marriott International, Inc.	20,812,754
548,380	Starwood Hotels & Resorts Worldwide, Inc. Class B	21,392,304

		108,671,638

Information Services – 7.5%
1,418,920	First Data Corp.	58,147,341
464,800	Moody’s Corp.	31,076,528
554,130	Sabre Holdings Corp.	12,573,210
729,199	The McGraw-Hill Cos., Inc.	57,001,486

		158,798,565

Internet – 1.0%
289,100	eBay, Inc.*	19,907,426

Large Banks – 1.1%
199,700	Bank One Corp.	10,779,806
250,900	Citigroup, Inc.	12,610,234

		23,390,040

Media – 11.6%
434,345	Cablevision Systems New York Group*@	11,067,111
575,300	Citadel Broadcasting Co.*	10,758,110
1,151,752	Clear Channel Communications, Inc.	49,571,406
329,720	EchoStar Communications Corp.*	11,909,486
671,000	Lamar Advertising Co.*	26,638,700
1,058,200	Liberty Media Corp.*	12,063,480
109,100	The E.W. Scripps Co.	10,621,976
1,324,940	Time Warner, Inc.*	22,855,215
916,500	Univision Communications, Inc.*	32,654,895
246,600	Valassis Communications, Inc.*	7,508,970
1,324,830	Viacom, Inc. Class B	50,952,962

		246,602,311

Medical Products – 1.3%
325,300	Medtronic, Inc.	15,256,570
164,700	St. Jude Medical, Inc.*	11,965,455

		27,222,025

Medical Providers – 0.9%
614,973	Caremark Rx, Inc.*	19,839,029

Movies & Entertainment – 0.5%
630,721	Metro-Goldwyn-Mayer, Inc.*@	10,816,865

Parts & Equipment – 1.8%
834,200	General Electric Co.	27,128,184
369,500	Tyco International Ltd.	10,556,615

		37,684,799

Payment & Processing – 0.4%
317,600	CheckFree Corp.*	9,219,928

Property Insurance – 1.0%
146,315	AMBAC Financial Group, Inc.	11,441,833
259,847	Willis Group Holdings Ltd.	9,965,133

		21,406,966

Publishing – 1.2%
174,500	Gannett Co., Inc.	15,054,115
223,600	Tribune Co.	11,166,584

		26,220,699

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS CAPITAL GROWTH FUND

Statement of Investments (continued)
February 29, 2004 (Unaudited)

Shares	Description	Value
Common Stocks – (continued)

Retail – 6.9%
556,500	Dollar Tree Stores, Inc.*	$17,195,850
351,000	Family Dollar Stores, Inc.	13,352,040
529,900	Lowe’s Companies, Inc.	29,674,400
1,460,100	Wal-Mart Stores, Inc.	86,963,556

		147,185,846

Semiconductors – 4.3%
2,204,100	Intel Corp.	64,425,843
241,600	Linear Technology Corp.	9,661,584
540,300	Texas Instruments, Inc.	16,560,195

		90,647,622

Specialty Financials – 7.9%
984,900	Fannie Mae	73,769,010
877,100	Freddie Mac	54,310,032
756,170	MBNA Corp.	20,666,126
1,451,700	The Charles Schwab Corp.	17,768,808

		166,513,976

Telecommunications Equipment – 3.3%
1,108,376	QUALCOMM, Inc.	70,326,457

Thrifts – 0.5%
93,600	Golden West Financial Corp.	10,803,312

Trust/ Processors – 0.5%
195,380	State Street Corp.	10,497,767

Wireless – 1.2%
871,405	Crown Castle International Corp.*	10,500,430
1,708,100	Sprint Corp. (PCS Group)*@	15,372,900

		25,873,330

TOTAL COMMON STOCKS
(Cost $1,634,793,226)		$2,098,696,382

TOTAL INVESTMENTS BEFORE SECURITIES LENDING COLLATERAL
(Cost $1,634,793,226)		$2,098,696,382

Securities Lending Collateral – 1.6%

33,776,632	Boston Global Investment Trust – Enhanced Portfolio	33,776,632

TOTAL SECURITIES LENDING COLLATERAL
(Cost $33,776,632)		$33,776,632

TOTAL INVESTMENTS
(Cost $1,668,569,858)		$2,132,473,014

*	Non-income producing security.

@	All or a portion of security is on loan.

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS STRATEGIC GROWTH FUND

Statement of Investments
February 29, 2004 (Unaudited)

Shares	Description	Value
Common Stocks – 97.7%

Biotechnology – 0.9%
47,700	Amgen, Inc.*	$3,030,381

Computer Hardware – 6.9%
500,100	Cisco Systems, Inc.*	11,552,310
263,900	Dell, Inc.*	8,616,335
239,300	EMC Corp.*	3,426,776

		23,595,421

Computer Software – 5.0%
72,100	Intuit, Inc.*	3,198,356
519,800	Microsoft Corp.	13,774,700

		16,973,056

Drugs – 10.1%
43,800	Eli Lilly & Co.	3,238,572
95,700	Johnson & Johnson	5,159,187
450,710	Pfizer, Inc.	16,518,521
240,200	Wyeth	9,487,900

		34,404,180

Food & Beverage – 5.5%
248,130	PepsiCo, Inc.	12,877,947
108,600	Wm. Wrigley Jr. Co.	6,107,664

		18,985,611

Home Products – 4.7%
59,300	Avon Products, Inc.	4,186,580
117,000	Colgate-Palmolive Co.	6,487,650
44,436	Energizer Holdings, Inc.*	2,073,828
31,300	The Procter & Gamble Co.	3,208,563

		15,956,621

Hotel & Leisure – 5.7%
392,700	Cendant Corp.	8,914,290
102,200	Harrah’s Entertainment, Inc.	5,309,290
67,900	Marriott International, Inc.	3,030,377
53,900	Starwood Hotels & Resorts Worldwide, Inc. Class B	2,102,639

		19,356,596

Information Services – 8.0%
268,800	First Data Corp.	11,015,424
66,900	Moody’s Corp.	4,472,934
145,200	Sabre Holdings Corp.	3,294,588
108,400	The McGraw-Hill Cos., Inc.	8,473,628

		27,256,574

Internet – 1.7%
50,200	eBay, Inc.*	3,456,772
51,700	Yahoo!, Inc.*	2,295,480

		5,752,252

Media – 15.8%
198,820	Clear Channel Communications, Inc.	8,557,213
53,500	Comcast Corp.*	1,563,270
71,500	Cox Communications, Inc.*	2,316,600
136,000	EchoStar Communications Corp.*	4,912,320
69,200	Lamar Advertising Co.*	2,747,240
592,500	Liberty Media Corp.*	6,754,500
318,100	Time Warner, Inc.*	5,487,225
264,697	Univision Communications, Inc.*	9,431,154
81,200	Valassis Communications, Inc.*	2,472,540
252,734	Viacom, Inc. Class B	9,720,150

		53,962,212

Medical Products – 0.5%
35,500	Medtronic, Inc.	1,664,950

Medical Providers – 1.3%
142,700	Caremark Rx, Inc.*	4,603,502

Parts & Equipment – 0.5%
50,100	General Electric Co.	1,629,252

Property Insurance – 1.2%
31,100	AMBAC Financial Group, Inc.	2,432,020
43,600	Willis Group Holdings Ltd.	1,672,060

		4,104,080

Publishing – 0.6%
23,900	Gannett Co., Inc.	2,061,853

Retail – 6.7%
44,200	Dollar Tree Stores, Inc.*	1,365,780
136,300	Family Dollar Stores, Inc.	5,184,852
45,800	Lowe’s Companies, Inc.	2,564,800
231,800	Wal-Mart Stores, Inc.	13,806,008

		22,921,440

Semiconductors – 5.6%
444,700	Intel Corp.	12,998,581
197,270	Texas Instruments, Inc.	6,046,326

		19,044,907

Specialty Financials – 11.1%
159,000	Fannie Mae	11,909,100
199,500	Freddie Mac	12,353,040
183,550	MBNA Corp.	5,016,421
705,200	The Charles Schwab Corp.	8,631,648

		37,910,209

Telecommunications Equipment – 4.0%
214,000	QUALCOMM, Inc.	13,578,300

Thrifts – 0.6%
17,700	Golden West Financial Corp.	2,042,934

Trust/Processors – 0.5%
33,800	State Street Corp.	1,816,074

Wireless – 0.8%
224,900	Crown Castle International Corp.*	2,710,045

TOTAL COMMON STOCKS
(Cost $305,342,357)		$333,360,450

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS STRATEGIC GROWTH FUND

Statement of Investments (continued)
February 29, 2004 (Unaudited)

Principal	Interest	Maturity
Amount	Rate	Date	Value
Repurchase Agreement – 1.8%

Joint Repurchase Agreement Account II^
$6,200,000	1.07%	03/01/2004	$6,200,000
Maturity Value: $6,200,552

TOTAL REPURCHASE AGREEMENT
(Cost $6,200,000)			$6,200,000

TOTAL INVESTMENTS
(Cost $311,542,357)			$339,560,450

*	Non-income producing security.

^	Joint repurchase agreement was entered into on February 27, 2004.

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS CONCENTRATED GROWTH FUND

Statement of Investments
February 29, 2004 (Unaudited)

Shares	Description	Value
Common Stocks – 97.3%

Computer Hardware – 5.9%
130,900	Cisco Systems, Inc.*	$3,023,790
91,320	Dell, Inc.*	2,981,598

		6,005,388

Computer Software – 4.3%
10,210	Intuit, Inc.*	452,916
147,060	Microsoft Corp.	3,897,090

		4,350,006

Drugs – 7.2%
124,700	Pfizer, Inc.	4,570,255
68,830	Wyeth	2,718,785

		7,289,040

Food & Beverage – 6.4%
92,110	PepsiCo, Inc.	4,780,509
30,480	Wm. Wrigley Jr. Co.	1,714,195

		6,494,704

Hotel & Leisure – 8.9%
210,410	Cendant Corp.	4,776,307
70,430	Harrah’s Entertainment, Inc.	3,658,839
15,400	Starwood Hotels & Resorts Worldwide, Inc. Class B	600,754

		9,035,900

Information Services – 8.4%
108,990	First Data Corp.	4,466,410
16,630	Moody’s Corp.	1,111,882
50,020	Sabre Holdings Corp.	1,134,954
23,770	The McGraw-Hill Cos., Inc.	1,858,101

		8,571,347

Internet – 1.0%
15,240	eBay, Inc.*	1,049,426

Media – 29.3%
166,790	Cablevision Systems New York Group*	4,249,809
94,420	Clear Channel Communications, Inc.	4,063,837
16,510	Comcast Corp.*	482,422
74,480	EchoStar Communications Corp.*	2,690,218
48,840	Entravision Communications Corp.*	468,864
229,740	Liberty Media Corp.*	2,619,036
10,880	The E.W. Scripps Co.	1,059,277
84,310	Time Warner, Inc.*	1,454,347
161,040	Univision Communications, Inc.*	5,737,855
147,650	Viacom, Inc. Class B	5,678,619
38,990	Westwood One, Inc.*	1,204,791

		29,709,075

Medical Providers – 1.3%
41,670	Caremark Rx, Inc.*	1,344,274

Movies & Entertainment – 0.4%
25,307	Metro-Goldwyn-Mayer, Inc.*	434,015

Retail – 4.7%
17,870	Dollar Tree Stores, Inc.*	552,183
50,630	Family Dollar Stores, Inc.	1,925,965
37,980	Wal-Mart Stores, Inc.	2,262,089

		4,740,237

Semiconductors – 4.3%
104,910	Intel Corp.	3,066,519
43,100	Texas Instruments, Inc.	1,321,015

		4,387,534

Specialty Financials – 10.5%
49,830	Fannie Mae	3,732,267
63,090	Freddie Mac	3,906,533
248,150	The Charles Schwab Corp.	3,037,356

		10,676,156

Telecommunications Equipment – 4.0%
63,340	QUALCOMM, Inc.	4,018,923

Wireless – 0.7%
60,570	Crown Castle International Corp.*	729,869

TOTAL COMMON STOCKS
(Cost $85,303,214)		$98,835,894

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS CONCENTRATED GROWTH FUND

Statement of Investments (continued)
February 29, 2004 (Unaudited)

Principal	Interest	Maturity
Amount	Rate	Date	Value
Repurchase Agreement – 2.2%

Joint Repurchase Agreement Account II^
$2,200,000	1.07%	03/01/2004	$2,200,000
Maturity Value: $2,200,196

TOTAL REPURCHASE AGREEMENT
(Cost $2,200,000)			$2,200,000

TOTAL INVESTMENTS
(Cost $87,503,214)			$101,035,894

*	Non-income producing security.

^	Joint repurchase agreement was entered into on February 27, 2004.

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS GROWTH OPPORTUNITIES FUND

Statement of Investments
February 29, 2004 (Unaudited)

Shares	Description	Value
Common Stocks – 98.1%

Audio & Visual Equipment – 2.0%
253,386	Harman International Industries, Inc.	$19,761,574

Biotechnology – 4.4%
261,700	Biogen Idec, Inc.*@	14,511,265
509,800	MedImmune, Inc.*	13,096,762
310,890	Millipore Corp.*	16,275,092

		43,883,119

Computer Hardware – 3.4%
425,195	Avocent Corp.*	16,442,291
311,600	Pitney Bowes, Inc.	12,884,660
187,200	SanDisk Corp.*	4,747,392

		34,074,343

Computer Software – 5.2%
358,705	Cognos, Inc.*	11,205,944
272,700	Electronic Arts, Inc.*	12,860,532
169,476	Intuit, Inc.*	7,517,956
231,233	Manhattan Associates, Inc.*@	6,627,138
334,508	Symantec Corp.*	13,761,659

		51,973,229

Defense/ Aerospace – 1.3%
225,830	Alliant Techsystems, Inc.*	12,894,893

Drugs – 4.8%
88,640	Allergan, Inc.	7,759,545
581,328	Charles River Laboratories International, Inc.*	25,031,984
499,500	Covance, Inc.*	14,985,000

		47,776,529

Energy Resources – 1.4%
311,440	Energy Partners, Ltd.*	4,279,185
214,478	Pogo Producing Co.	9,730,867

		14,010,052

Environmental & Other Services – 2.1%
214,914	ITT Educational Services, Inc.*	8,160,284
473,864	The Brink’s Co.	12,547,919

		20,708,203

Food & Service Providers – 2.8%
845,455	ARAMARK Corp. Class B	23,207,740
88,942	P.F. Chang’s China Bistro, Inc.*	4,328,807

		27,536,547

Home Products – 0.5%
113,362	Energizer Holdings, Inc.*	5,290,605

Hotel & Leisure – 4.7%
275,800	Harrah’s Entertainment, Inc.	14,327,810
322,200	Lexar Media, Inc.*	4,446,360
442,324	LodgeNet Entertainment Corp.*	8,404,156
161,700	Marriott International, Inc.	7,216,671
640,200	Mattel, Inc.	12,163,800

		46,558,797

Information Services – 5.6%
275,258	BARRA, Inc.	8,709,163
360,941	Iron Mountain, Inc.*	16,188,204
225,300	Moody’s Corp.	15,063,558
308,460	ProQuest Co.*@	9,272,307
239,425	SunGard Data Systems, Inc.*	6,960,085

		56,193,317

Media – 14.0%
578,239	Cablevision Systems New York Group*@	14,733,530
1,080,107	Citadel Broadcasting Co.*@	20,198,001
405,941	EchoStar Communications Corp.*	14,662,589
227,078	Entercom Communications Corp.*	10,481,920
1,429,685	Entravision Communications Corp.*	13,724,976
498,847	Lamar Advertising Co.*	19,804,226
198,279	The E.W. Scripps Co.	19,304,443
453,900	Univision Communications, Inc.*@	16,172,457
318,341	Westwood One, Inc.*	9,836,737

		138,918,879

Medical Products – 2.8%
635,267	Apogent Technologies, Inc.*	17,914,530
28,440	Kinetic Concepts, Inc.*	1,147,554
119,202	St. Jude Medical, Inc.*	8,660,025

		27,722,109

Medical Providers – 3.5%
685,453	Caremark Rx, Inc.*@	22,112,714
2,082,875	Hooper Holmes, Inc.	13,059,626

		35,172,340

Motor Vehicles & Parts – 2.1%
146,910	CarMax, Inc.*	4,994,940
397,200	Gentex Corp.	16,189,872

		21,184,812

Movies & Entertainment – 0.5%
273,933	Metro-Goldwyn-Mayer, Inc.*@	4,697,951

Oil Services – 2.8%
215,700	Nabors Industries Ltd.*	10,213,395
351,426	Smith International, Inc.*	17,806,755

		28,020,150

Parts & Equipment – 5.1%
148,300	American Standard Companies, Inc.*	16,158,768
233,890	Amphenol Corp.*	14,466,097
169,447	FLIR Systems, Inc.*	6,552,515
290,000	Grainger W.W., Inc.	13,702,500

		50,879,880

Payment & Processing – 1.9%
652,874	CheckFree Corp.*	18,952,932

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS GROWTH OPPORTUNITIES FUND

Statement of Investments (continued)
February 29, 2004 (Unaudited)

Shares	Description	Value
Common Stocks – (continued)

Property Insurance – 3.7%
138,696	AMBAC Financial Group, Inc.	$10,846,027
206,400	RenaissanceRe Holdings Ltd.	10,928,880
380,300	Willis Group Holdings Ltd.	14,584,505

		36,359,412

Regional Banks – 1.5%
58,900	M&T Bank Corp.	5,657,345
331,400	National Commerce Financial Corp.	9,693,450

		15,350,795

Retail – 12.6%
372,129	99 Cents Only Stores*@	9,619,535
349,592	Chico’s FAS, Inc.*	14,945,058
462,386	Dollar Tree Stores, Inc.*	14,287,727
454,251	Ethan Allen Interiors, Inc.	19,746,291
151,800	Family Dollar Stores, Inc.*	5,774,472
660,227	PETCO Animal Supplies, Inc.*	21,444,173
453,411	Reebok International Ltd.	18,050,292
570,400	The TJX Companies, Inc.	13,432,920
257,954	Williams-Sonoma, Inc.*	8,251,948

		125,552,416

Semiconductors – 5.0%
257,000	KLA-Tencor Corp.*	13,569,600
582,250	Microchip Technology, Inc.	16,594,125
313,788	Tessera Technologies, Inc.*	6,087,487
311,890	Xilinx, Inc.*@	13,111,856

		49,363,068

Specialty Financials – 0.5%
207,952	Nelnet, Inc.*@	4,897,270

Telecommunications Equipment – 0.8%
260,600	ADTRAN, Inc.	8,485,136

Tobacco – 1.0%
257,579	UST, Inc.@	9,808,608

Transports – 0.9%
229,000	C.H. Robinson Worldwide, Inc.	9,070,690

Wireless – 1.2%
972,550	Crown Castle International Corp.*	11,719,228

TOTAL COMMON STOCKS
(Cost $776,635,843)		$976,816,884

Principal	Interest	Maturity
Amount	Rate	Date	Value
Repurchase Agreement – 3.0%

Joint Repurchase Agreement Account II^
$29,400,000	1.07%	03/01/2004	$29,400,000
Maturity Value: $29,402,617

TOTAL REPURCHASE AGREEMENT
(Cost $29,400,000)			$29,400,000

TOTAL INVESTMENTS BEFORE SECURITIES LENDING COLLATERAL
(Cost $806,035,843)			$1,006,216,884

Shares	Description	Value
Securities Lending Collateral – 5.6%

55,497,152	Boston Global Investment Trust – Enhanced Portfolio	$55,497,152

TOTAL SECURITIES LENDING COLLATERAL
(Cost $55,497,152)		$55,497,152

TOTAL INVESTMENTS
(Cost $861,532,995)		$1,061,714,036

*	Non-income producing security.

@	All or a portion of security is on loan.

^	Joint repurchase agreement was entered into on February 27, 2004.

The percentage shown for each investment category reflects the value of investments in that category as a percentage of net assets.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS GROWTH EQUITY FUNDS

Statements of Assets and Liabilities
February 29, 2004 (Unaudited)

	Capital	Strategic	Concentrated	Growth
	Growth	Growth	Growth	Opportunities
	Fund	Fund	Fund	Fund

Assets:

Investment in securities, at value (identified cost $1,634,793,226, $311,542,357, $87,503,214, and $806,035,843, respectively)	$2,098,696,382	$339,560,450	$101,035,894	$1,006,216,884
Securities lending collateral, at value	33,776,632	—	—	55,497,152
Cash	—	32,932	61,117	24,013
Receivables:
Investment securities sold	40,829,302	273,535	—	—
Fund shares sold	4,864,342	1,951,112	1,029,986	15,022,493
Dividends and interest	2,218,305	316,896	78,732	382,990
Reimbursement from investment adviser	20,718	8,701	28,189	—
Securities lending income	4,015	—	—	9,023
Other assets	47,346	9,879	7,773	12,643

Total assets	2,180,457,042	342,153,505	102,241,691	1,077,165,198

Liabilities:

Due to Custodian	9,815,119	—	—	—
Payables:
Payable upon return of securities loaned	33,776,632	—	—	55,497,152
Fund shares repurchased	10,010,693	445,597	382,600	9,104,922
Investment securities purchased	2,002,477	—	141,681	15,796,774
Amounts owed to affiliates	2,463,005	354,310	102,375	1,137,191
Accrued expenses	125,582	89,187	88,508	143,507

Total liabilities	58,193,508	889,094	715,164	81,679,546

Net Assets:

Paid-in capital	2,212,600,351	385,395,713	87,239,475	926,703,473
Accumulated net investment loss	(1,947,199)	(540,357)	(217,683)	(3,549,980)
Accumulated net realized gain (loss) on investment transactions	(552,292,774)	(71,609,038)	972,055	(127,848,882)
Net unrealized gain on investments	463,903,156	28,018,093	13,532,680	200,181,041

NET ASSETS	$2,122,263,534	$341,264,411	$101,526,527	$995,485,652

Net asset value, offering and redemption price per share: (a)
Class A	$18.89	$8.51	$12.54	$19.42
Class B	$17.74	$8.21	$12.41	$18.86
Class C	$17.72	$8.22	$12.39	$18.74
Institutional	$19.34	$8.67	$12.62	$19.79
Service	$18.73	$8.54	$12.55	$19.31

Shares Outstanding:
Class A	77,999,538	22,602,093	4,924,228	29,678,017
Class B	12,819,830	1,591,295	5,262	5,103,693
Class C	5,774,714	1,542,013	21,461	3,877,088
Institutional	16,160,964	14,173,523	3,125,335	12,599,835
Service	341,032	35,145	151	48,212

Total shares outstanding, $.001 par value (unlimited number of shares authorized)	113,096,078	39,944,069	8,076,437	51,306,845

(a)	Maximum public offering price per share (NAV per share multiplied by 1.0582) for Class A Shares of the Capital Growth, Strategic Growth, Concentrated Growth and Growth Opportunities Funds is $19.99, $9.01, $13.27 and $20.55, respectively. At redemption, Class B and Class C Shares may be subject to a contingent deferred sales charge, assessed on the amount equal to the lesser of the current NAV or the original purchase price of the shares.

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS GROWTH EQUITY FUNDS

Statements of Operations
For the Six Months Ended February 29, 2004 (Unaudited)

	Capital	Strategic	Concentrated	Growth
	Growth	Growth	Growth	Opportunities
	Fund	Fund	Fund	Fund
Investment income:

Dividends	$12,818,651	$1,383,426	$367,841	$2,516,867
Interest (including securities lending income of $17,608, $211, $0 and $50,083, respectively)	67,827	28,174	8,028	141,072

Total income	12,886,478	1,411,600	375,869	2,657,939

Expenses:

Management fees	10,459,749	1,445,454	443,514	4,397,549
Distribution and Service fees(a)	3,449,720	318,947	71,078	1,419,620
Transfer Agent fees(a)	1,749,533	196,333	59,685	669,231
Custody and accounting fees	133,160	53,058	48,753	87,160
Printing fees	29,251	29,201	30,781	29,251
Registration fees	43,426	22,408	16,103	25,404
Professional fees	24,911	17,745	16,720	21,218
Trustee fees	6,143	6,143	6,143	6,143
Service share fees	15,313	49	4	1,589
Other	57,880	33,078	49,070	38,179

Total expenses	15,969,086	2,122,416	741,851	6,695,344

Less — expense reductions	(776,628)	(156,242)	(148,299)	(1,124)

Net expenses	15,192,458	1,966,174	593,552	6,694,220

NET INVESTMENT LOSS	(2,305,980)	(554,574)	(217,683)	(4,036,281)

Realized and unrealized gain (loss) on investment transactions:

Net realized gain (loss) from investment transactions	1,899,720	(6,556,343)	1,658,673	34,910,900
Net change in unrealized gain (loss) on investments	213,529,379	31,871,817	5,489,455	68,328,211

Net realized and unrealized gain on investment transactions	215,429,099	25,315,474	7,148,128	103,239,111

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$213,123,119	$24,760,900	$6,930,445	$99,202,830

(a)	Class specific distribution and service and transfer agent fees were as follows:

	Distribution and Service Fees			Transfer Agent Fees

Fund	Class A	Class B	Class C	Class A	Class B	Class C	Institutional	Service

Capital Growth Fund	$1,808,189	$1,135,074	$506,457	$1,374,224	$215,664	$96,227	$62,193	$1,225
Strategic Growth Fund	201,496	60,536	56,915	153,137	11,502	10,814	20,876	4
Concentrated Growth Fund	69,518	498	1,062	52,833	95	201	6,555	1
Growth Opportunities Fund	623,081	455,989	340,550	473,542	86,638	64,704	44,220	127

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS GROWTH EQUITY FUNDS

Statements of Changes in Net Assets
For the Six Months Ended February 29, 2004 (Unaudited)

	Capital	Strategic	Concentrated	Growth
	Growth	Growth	Growth	Opportunities
	Fund	Fund	Fund	Fund
From operations:

Net investment loss	$(2,305,980)	$(554,574)	$(217,683)	$(4,036,281)
Net realized gain (loss) from investment transactions	1,899,720	(6,556,343)	1,658,673	34,910,900
Net change in unrealized gain (loss) on investments	213,529,379	31,871,817	5,489,455	68,328,211

Net increase in net assets resulting from operations	213,123,119	24,760,900	6,930,445	99,202,830

Distributions to shareholders:

From net realized gains
Class A Shares	—	—	(162,223)	—
Class B Shares	—	—	(338)	—
Class C Shares	—	—	(803)	—
Institutional Shares	—	—	(108,679)	—
Service Shares	—	—	(6)	—

Total distributions to shareholders	—	—	(272,049)	—

From share transactions:

Proceeds from sales of shares	183,682,988	105,631,913	38,319,780	253,213,032
Reinvestment of dividends and distributions	—	—	230,631	—
Cost of shares repurchased	(394,825,220)	(50,233,031)	(21,100,664)	(137,112,719)

Net increase (decrease) in net assets resulting from share transactions	(211,142,232)	55,398,882	17,449,747	116,100,313

TOTAL INCREASE	1,980,887	80,159,782	24,108,143	215,303,143

Net assets:

Beginning of period	2,120,282,647	261,104,629	77,418,384	780,182,509

End of period	$2,122,263,534	$341,264,411	$101,526,527	995,485,652

Accumulated net investment loss	$(1,947,199)	$(540,357)	$(217,683)	$(3,549,980)

The accompanying notes are an integral part of these financial statements.

 GOLDMAN SACHS GROWTH EQUITY FUNDS

Statements of Changes in Net Assets
For the Year Ended August 31, 2003

	Capital	Strategic	Concentrated	Growth
	Growth	Growth	Growth	Opportunities
	Fund	Fund	Fund(a)	Fund
From operations:

Net investment loss	$(1,122,359)	$(881,310)	$(225,644)	$(5,403,774)
Net realized loss from investment transactions	(96,730,019)	(8,729,775)	(414,569)	(66,167,118)
Net change in unrealized loss on investments	306,253,361	36,951,517	8,043,225	211,454,976

Net decrease in net assets resulting from operations	208,400,983	27,340,432	7,403,012	139,884,084

From share transactions:

Proceeds from sales of shares	545,831,663	134,738,736	78,058,609	281,629,809
Cost of shares repurchased	(684,932,168)	(88,808,215)	(8,043,237)	(261,337,596)

Net increase (decrease) in net assets resulting from share transactions	(139,100,505)	45,930,521	70,015,372	20,292,213

TOTAL INCREASE	69,300,478	73,270,953	77,418,384	160,176,297

Net assets:

Beginning of year	2,050,982,169	187,833,676	—	620,006,212

End of year	$2,120,282,647	$261,104,629	$77,418,384	$780,182,509

Accumulated undistributed net investment income	$358,781	$14,217	$—	$486,301

(a)	Concentrated Growth Fund commenced operations on September 3, 2002.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS GROWTH EQUITY FUNDS

Notes to Financial Statements
February 29, 2004 (Unaudited)

1. ORGANIZATION

Goldman Sachs Trust (the “Trust”) is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended, (“the Act”) as an open-end management investment company. The Trust includes the Goldman Sachs Capital Growth Fund, Goldman Sachs Strategic Growth Fund, Goldman Sachs Concentrated Growth Fund and Goldman Sachs Growth Opportunities Fund (collectively the “Funds” or individually a “Fund”). Each Fund (except the Concentrated Growth Fund) is a diversified portfolio. Concentrated Growth is a non-diversified portfolio. Each Fund offers five classes of shares — Class A, Class B, Class C, Institutional and Service.

2. SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies consistently followed by the Funds. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that may affect the reported amounts. Actual results could differ from those estimates.

A. Investment Valuation — Investments in securities traded on a U.S. securities exchange or the Nasdaq system are valued daily at their last sale price or official closing price on the principal exchange or system on which they are traded. If no sale occurs, securities are valued at the last bid price. Debt securities are valued at prices supplied by independent pricing services, broker/dealer-supplied valuations or matrix pricing systems. Unlisted equity and debt securities for which market quotations are available are valued at the last sale price on valuation date, or if no sale occurs, at the last bid price. Short-term debt obligations maturing in sixty days or less are valued at amortized cost, which approximates market value. Securities for which quotations are not readily available or are deemed to be inaccurate by the Investment Adviser are valued at fair value using methods approved by the Trust’s Board of Trustees.

B. Security Transactions and Investment Income — Security transactions are recorded as of the trade date. Realized gains and losses on sales of portfolio securities are calculated using the identified-cost basis. Dividend income is recorded on the ex-dividend date, net of foreign withholding taxes where applicable. Interest income is recorded on the basis of interest accrued, premium amortized and discount accreted.

     Net investment income (other than class-specific expenses) and unrealized and realized gains or losses are allocated daily to each class of shares of the Funds based upon the relative proportion of net assets of each class.

C. Federal Taxes — It is each Fund’s policy to comply with the requirements of the Internal Revenue Code applicable to regulated investment companies and to distribute each year substantially all of its investment company taxable income and capital gains to its shareholders. Accordingly, no federal tax provisions are required. Dividends and distributions to shareholders are recorded on ex-dividend date. Income and capital gain distributions, if any, are declared and paid annually.

     The characterization of distributions to shareholders for financial reporting purposes is determined in accordance with income tax rules. Therefore, the source of a Fund’s distributions may be shown in the accompanying financial statements as either from net investment income or net realized gain, or from paid-in capital, depending on the type of book/tax differences that may exist.

D. Expenses — Expenses incurred by the Trust that do not specifically relate to an individual Fund of the Trust are allocated to the Funds on a straight-line or pro rata basis depending upon the nature of the expense.

     Class A, Class B and Class C shares bear all expenses and fees relating to their respective Distribution and Service Plans. Service Shares bear all expenses and fees relating to its Service and Shareholder Administration Plans. Each class of shares of the Funds separately bears its respective class-specific Transfer Agency fees.

E. Segregation Transactions — The Funds may enter into certain derivative transactions to seek to increase total return. Forward foreign currency exchange contracts, futures contracts, written options, when-issued securities and forward commitments represent examples of such transactions. As a result of entering into these transactions, the Funds are required to segregate liquid assets on the accounting records equal to or greater than the market value of the corresponding transactions.

 GOLDMAN SACHS GROWTH EQUITY FUNDS

Notes to Financial Statements (continued)

February 29, 2004 (Unaudited)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

F. Repurchase Agreements — Repurchase agreements involve the purchase of securities subject to the seller’s agreement to repurchase them at a mutually agreed upon date and price. During the term of a repurchase agreement, the value of the underlying securities held as collateral on behalf of the Funds, including accrued interest, is required to equal or exceed the value of the repurchase agreement, including accrued interest. The underlying securities for all repurchase agreements are held in safekeeping at the Funds’ custodian or designated subcustodians under triparty repurchase agreements.

3. AGREEMENTS

Goldman Sachs Asset Management, L.P. (“GSAM”), an affiliate of Goldman, Sachs & Co., serves as investment adviser pursuant to an Investment Management Agreement (the “Agreement”) with the Trust on behalf of the Funds. Under this Agreement, GSAM manages the Funds, subject to the general supervision of the Trust’s Board of Trustees.
     As compensation for the services rendered pursuant to the Agreement, the assumption of the expenses related thereto and administering the Funds’ business affairs, including providing facilities, GSAM is entitled to a fee (“Management fee”) computed daily and payable monthly, equal to an annual percentage rate of each Fund’s average daily net assets.
     For the six months ended February 29, 2004, GSAM has voluntarily agreed to waive a portion of its Management fee for the Capital Growth Fund, equal to an annual percentage rate of the Fund’s average daily net assets. GSAM may discontinue or modify these waivers in the future at its discretion.
     Additionally, GSAM has voluntarily agreed to limit certain “Other Expenses” (excluding Management fees, Distribution and Service fees, Transfer Agent fees, taxes, interest, brokerage, litigation, Service Share fees, indemnification, shareholder meeting and extraordinary expenses) to the extent that such expenses exceed, on an annual basis, a percentage rate of the average daily net assets of each Fund. Such expense reimbursements, if any, are computed daily and paid monthly. In addition, the Funds are not obligated to reimburse GSAM for prior fiscal year expense reimbursements, if any.
     For the six months ended February 29, 2004, the Funds’ Management Fees, Management Fee waivers and expense limitations as an annual percentage rate of average daily net assets were as follows:

	Management Fee

	Contractual	Waiver	Other
Fund	Annual Rate	Annual Rate	Expense Limit

Capital Growth	1.00%	0.05%	0.004%

Strategic Growth	1.00	—	0.004

Concentrated Growth	1.00	—	0.044

Growth Opportunities	1.00	—	0.114

GOLDMAN SACHS GROWTH EQUITY FUNDS

3. AGREEMENTS (continued)
     The Trust, on behalf of the Funds, has adopted Distribution and Service Plans (the “Plans”). Under the Plans, Goldman Sachs and/or Authorized Dealers are entitled to a monthly fee for distribution services equal, on an annual basis, to 0.25%, 0.75% and 0.75% of the Funds’ average daily net assets attributable to Class A, Class B and Class C Shares, respectively. Additionally, Goldman Sachs and/or Authorized Dealers are entitled to receive under the Plans a separate fee for personal and account maintenance services equal to, on an annual basis, 0.25% of the Funds’ average daily net assets attributable to Class B or Class C Shares.
     Goldman Sachs serves as the Distributor of shares of the Funds pursuant to a Distribution Agreement. Goldman Sachs may receive a portion of the Class A sales load and Class B and Class C contingent deferred sales charges. During the six months ended February 29, 2004, Goldman Sachs advised the Funds that it retained approximately the following amounts:

		Contingent Deferred Sales Charge
	Sales Load
Fund	Class A	Class B	Class C

Capital Growth	$214,200	$600	$100

Strategic Growth	14,600	—	—

Concentrated Growth	1,100	—	—

Growth Opportunities	149,500	100	100

     Goldman Sachs also serves as the Transfer Agent of the Funds for a fee. The fees charged for such transfer agency services are calculated daily and payable monthly at an annual rate as follows: 0.19% of the average daily net assets for Class A, Class B and Class C Shares and 0.04% of the average daily net assets for Institutional and Service Shares.
     The Trust, on behalf of each Fund, has adopted a Service Plan and Shareholder Administration Plan for Service Shares. These Plans allow for Service Shares to compensate service organizations for providing varying levels of personal and account administration and shareholder administration services to their customers who are beneficial owners of such shares. The Service Plan and Shareholder Administration Plan provide for compensation to the service organizations in an amount up to, on an annualized basis, 0.25% and 0.25%, respectively, of the average daily net asset value of the Service Shares.

 GOLDMAN SACHS GROWTH EQUITY FUNDS

Notes to Financial Statements (continued)

February 29, 2004 (Unaudited)

3. AGREEMENTS (continued)
     For the six months ended February 29, 2004, GSAM has voluntarily agreed to waive certain fees and reimburse other expenses. In addition, the Funds have entered into certain expense offset arrangements with the custodian resulting in a reduction in the Funds’ expenses. For the six months ended February 29, 2004, expense reductions were as follows (in thousands):

	Management		Custody	Total Expense
Fund	Fee Waiver	Reimbursement	Credit	Reductions

Capital Growth	$523	$253	$1	$777

Strategic Growth	—	156	—	156

Concentrated Growth	—	148	—	148

Growth Opportunities	—	—	1	1

     At February 29, 2004, the amounts owed to affiliates were as follows (in thousands):

	Management	Distribution and	Transfer
Fund	Fees	Service Fees	Agent Fees	Total

Capital Growth	$1,619	$559	$285	$2,463

Strategic Growth	262	57	35	354

Concentrated Growth	79	12	11	102

Growth Opportunities	773	246	118	1,137

4. PORTFOLIO SECURITIES TRANSACTIONS

The cost of purchases and proceeds of sales and maturities of securities (excluding short-term investments) for the six months ended February 29, 2004, were as follows:

Fund	Purchases	Sales and Maturities

Capital Growth	$633,297,392	$858,628,195

Strategic Growth	76,104,143	25,753,605

Concentrated Growth	29,160,164	13,987,305

Growth Opportunities	303,412,695	196,145,962

     For the six months ended February 29, 2004, Goldman Sachs earned approximately $7,200 and $8,200 in brokerage commissions from portfolio transactions executed on behalf of the Concentrated Growth, and Growth Opportunities Funds, respectively.

GOLDMAN SACHS GROWTH EQUITY FUNDS

5. SECURITIES LENDING

Pursuant to exemptive relief granted by the Securities and Exchange Commission (“SEC”) and the terms and conditions contained therein, the Funds may lend their securities through their securities lending agent, Boston Global Advisers (BGA) — a wholly owned subsidiary of Goldman Sachs, to certain qualified borrowers including Goldman Sachs. In accordance with the Funds’ securities lending procedures, the loans are collateralized at all times with cash and/or securities with a market value at least equal to the securities on loan. As with other extensions of credit, the Funds bear the risk of delay on recovery or loss of rights in the collateral should the borrower of the securities fail financially.
     Both the Funds and BGA receive compensation relating to the lending of the Funds’ securities. The amounts earned by the Funds for the six months ended February 29, 2004 are reported parenthetically on the Statements of Operations. The Funds invest the cash collateral received in connection with securities lending transactions in the Enhanced Portfolio of Boston Global Investment Trust, a Delaware statutory trust. The Enhanced Portfolio is exempt from registration under Section 3(c)(7) of the Investment Company Act of 1940 and is managed by GSAM, for which GSAM receives an investment advisory fee. The Enhanced Portfolio invests in high quality money market instruments. The Funds bear the risk of incurring a loss from the investment of cash collateral due to either credit or market factors.
     The table below details the following items as of February 29, 2004:

				Earnings Received	Amount Payable to
			Earnings of BGA	From Lending to	Goldman Sachs
		Cash Collateral	Relating to Securities	Goldman Sachs	Upon Return of
	Market Value of	Received for Loans	Loaned for the	for the	Securities Loaned
	Securities on loan as	Outstanding as of	six months ended	six months ended	as of February 29,
Fund	of February 29, 2004	February 29, 2004	February 29, 2004	February 29, 2004	2004

Capital Growth	$33,133,673	$33,776,632	$3,085	$5,692	$—

Strategic Growth (a)	—	—	37	154	—

Growth Opportunities	54,340,949	55,497,152	8,806	8,581	5,046,075

(a)	While there was lending activity during the period, there were no loans outstanding as of February 29, 2004.

6. LINE OF CREDIT FACILITY

The Funds participate in a $350,000,000 committed, unsecured revolving line of credit facility. Under the most restrictive arrangement, each Fund must own securities having a market value in excess of 400% of the total bank borrowings. This facility is to be used solely for temporary or emergency purposes. The interest rate on borrowings is based on the federal funds rate. The committed facility also requires a fee to be paid by the Funds based on the amount of the commitment which has not been utilized. During the six months ended February 29, 2004, the Funds did not have any borrowings under this facility.

 GOLDMAN SACHS GROWTH EQUITY FUNDS

Notes to Financial Statements (continued)
February 29, 2004 (Unaudited)

7. JOINT REPURCHASE AGREEMENT ACCOUNT

Pursuant to exemptive relief granted by the SEC and the terms and conditions therein, the Funds, together with other registered investment companies having management agreements with GSAM or its affiliates, transfer uninvested cash into joint accounts, the daily aggregate balance of which is invested in one or more repurchase agreements.
     At February 29, 2004, the Strategic Growth, Concentrated Growth and Growth Opportunities Funds had undivided interests in the following Joint Repurchase Agreement Account II which equaled $6,200,000, $2,200,000 and $29,400,000 respectively, in principal amount. At February 29, 2004, the following repurchase agreements held in this joint account were fully collateralized by Federal Agency obligations:

	Principal	Interest	Maturity	Maturity
Repurchase Agreements	Amount	Rate	Date	Value

Banc of America Securities LLC	$1,550,000,000	1.07%	03/01/2004	$1,550,138,208

Deutsche Bank Securities, Inc.	600,000,000	1.06	03/01/2004	600,053,000

Greenwich Capital Markets	500,000,000	1.06	03/01/2004	500,044,167

J.P. Morgan Chase & Co.	523,600,000	1.08	03/01/2004	523,647,124

Lehman Brothers	500,000,000	1.08	03/01/2004	500,045,000

Morgan Stanley	400,000,000	1.08	03/01/2004	400,036,000

UBS LLC	1,400,000,000	1.06	03/01/2004	1,400,123,667

UBS LLC	200,000,000	1.07	03/01/2004	200,017,833

Westdeutsche Landesbank AG	550,000,000	1.07	03/01/2004	550,049,042

TOTAL JOINT REPURCHASE AGREEMENT ACCOUNT II	$6,223,600,000			$6,224,154,041

GOLDMAN SACHS GROWTH EQUITY FUNDS

8. ADDITIONAL TAX INFORMATION

As of the most recent fiscal year ended August 31, 2003, the Funds’ capital loss carryforwards and certain timing differences on a tax basis were as follows:

	Capital Growth Fund	Strategic Growth Fund	Concentrated Growth Fund	Growth Opportunities Fund

Timing differences (post October losses)	$(41,307,024)	$(8,415,735)	$(111,110)	$(20,494,333)
Capital loss carryforward	(462,284,117)	(45,955,153)	—	(137,871,085)
Capital loss carryforward years of expiration	2010-2011	2010-2011	—	2010-2011

At February 29, 2004, the Funds’ aggregate security unrealized gains and losses based on cost for U.S. federal income tax purposes was as follows:

	Capital Growth Fund	Strategic Growth Fund	Concentrated Growth Fund	Growth Opportunities Fund

Tax Cost	$1,718,812,430	$322,209,947	$87,806,673	$865,441,058

Gross unrealized gain	449,021,762	29,404,768	14,019,864	208,434,544
Gross unrealized loss	(35,361,178)	(12,054,265)	(790,643)	(12,161,566)

Net unrealized security gain	$413,660,584	$17,350,503	$13,229,221	$196,272,978

     The difference between book-basis and tax-basis unrealized gains (losses) is attributable primarily to wash sales.

9. SUBSEQUENT EVENTS

Legal Proceedings — A purported class and derivative action lawsuit was filed on April 2, 2004 in the United States District Court for the Southern District of New York against GSAM and certain related parties, including certain Goldman Sachs Funds and the Trustees and Officers of the Trust. The action alleges violations of the Act, the Investment Advisers Act of 1940 and common law breach of fiduciary duty. The complaint alleges, among other things, that during the Class Period, GSAM charged the Goldman Sachs Funds improper Rule 12b-1 fees; made improper brokerage commission and other payments to brokers that sold shares of the Goldman Sachs Funds; and made untrue statements of material fact in registration statements and reports filed pursuant to the Act. Based on currently available information, GSAM believes that the likelihood that the purported class action lawsuit will have a material adverse financial impact on the Funds is remote, and the pending action is not likely to materially affect its ability to provide investment management services to its clients, including the Goldman Sachs Funds.

 GOLDMAN SACHS GROWTH EQUITY FUNDS

Notes to Financial Statements (continued)
February 29, 2004 (Unaudited)

10. SUMMARY OF SHARE TRANSACTIONS

Share activity for the six months ended February 29, 2004 is as follows:

	Capital Growth Fund		Strategic Growth Fund		Concentrated Growth Fund		Growth Opportunities Fund

	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars

Class A Shares
Shares sold	7,324,485	$132,203,288	6,409,639	$53,588,214	2,083,928	$25,517,175	8,683,465	$160,322,472
Reinvestments of distributions	—	—	—	—	10,850	128,356	—	—
Shares repurchased	(16,225,529)	(290,511,983)	(2,651,655)	(21,824,347)	(1,422,228)	(17,438,092)	(4,393,612)	(81,384,962)

	(8,901,044)	(158,308,695)	3,757,984	31,763,867	672,550	8,207,439	4,289,853	78,937,510

Class B Shares
Shares sold	340,265	5,732,492	239,469	1,898,675	1,719	20,946	520,453	9,118,170
Reinvestments of distributions	—	—	—	—	29	338	—	—
Shares repurchased	(1,603,957)	(27,150,965)	(164,870)	(1,297,949)	(4,483)	(55,085)	(468,924)	(8,369,938)

	(1,263,692)	(21,418,473)	74,599	600,726	(2,735)	(33,801)	51,529	748,232

Class C Shares
Shares sold	488,417	8,300,909	473,259	3,692,598	19,652	221,895	648,188	11,439,044
Reinvestments of distributions	—	—	—	—	67	792	—	—
Shares repurchased	(938,058)	(15,954,814)	(118,559)	(942,268)	—	—	(535,884)	(9,551,407)

	(449,641)	(7,653,905)	354,700	2,750,330	19,719	222,687	112,304	1,887,637

Institutional Shares
Shares sold	1,998,534	36,858,814	5,466,619	46,149,281	1,018,994	12,559,764	3,868,104	71,915,036
Reinvestments of distributions	—	—	—	—	8,506	101,140	—	—
Shares repurchased	(3,258,913)	(60,400,489)	(3,123,180)	(26,168,467)	(282,529)	(3,607,487)	(1,991,460)	(37,709,404)

	(1,260,379)	(23,541,675)	2,343,439	19,980,814	744,971	9,053,417	1,876,644	34,205,632

Service Shares
Shares sold	32,811	587,485	34,995	303,145	—	—	22,356	418,310
Reinvestments of distributions	—	—	—	—	1	5	—	—
Shares repurchased	(45,200)	(806,969)	—	—	—	—	(5,317)	(97,008)

	(12,389)	(219,484)	34,995	303,145	1	5	17,039	321,302

NET INCREASE (DECREASE)	(11,887,145)	$(211,142,232)	6,565,717	$55,398,882	1,434,506	$17,449,747	6,347,369	$116,100,313

GOLDMAN SACHS GROWTH EQUITY FUNDS

10. SUMMARY OF SHARE TRANSACTIONS (continued)

Share activity for the year ended August 31, 2003 is as follows:

	Capital Growth Fund		Strategic Growth Fund		Concentrated Growth Fund(a)		Growth Opportunities Fund

	Shares	Dollars	Shares	Dollars	Shares	Dollars	Shares	Dollars

Class A Shares
Shares sold	29,351,471	$448,668,873	9,762,760	$68,553,912	4,591,408	$48,217,184	11,395,188	$165,931,549
Shares repurchased	(32,407,004)	(504,393,044)	(7,285,417)	(51,274,784)	(339,730)	(3,713,390)	(12,154,828)	(173,534,251)

	(3,055,533)	(55,724,171)	2,477,343	17,279,128	4,251,678	44,503,794	(759,640)	(7,602,702)

Class B Shares
Shares sold	1,247,400	18,337,238	400,455	2,775,325	9,910	105,476	1,306,210	19,141,317
Shares repurchased	(3,418,150)	(49,322,008)	(324,757)	(2,178,648)	(1,913)	(21,487)	(1,214,534)	(17,070,441)

	(2,170,750)	(30,984,770)	75,698	596,677	7,997	83,989	91,676	2,070,876

Class C Shares
Shares sold	1,289,224	18,767,968	725,267	5,070,070	1,742	17,950	1,642,898	23,195,336
Shares repurchased	(2,016,368)	(29,092,729)	(289,311)	(1,968,295)	—	—	(1,340,484)	(18,300,778)

	(727,144)	(10,324,761)	435,956	3,101,775	1,742	17,950	302,414	4,894,558

Institutional Shares
Shares sold	3,781,261	59,233,342	8,148,729	58,339,429	2,779,179	29,716,499	4,855,023	73,291,718
Shares repurchased	(6,478,938)	(100,746,625)	(4,710,697)	(33,386,488)	(398,815)	(4,308,360)	(3,589,777)	(52,324,566)

	(2,697,677)	(41,513,283)	3,438,032	24,952,941	2,380,364	25,408,139	1,265,246	20,967,152

Service Shares
Shares sold	54,041	824,242	—	—	150	1,500	4,903	69,889
Shares repurchased	(90,418)	(1,377,762)	—	—	—	—	(7,316)	(107,560)

	(36,377)	(553,520)	—	—	150	1,500	(2,413)	(37,671)

NET INCREASE (DECREASE)	(8,687,481)	$(139,100,505)	6,427,029	$45,930,521	6,641,931	$70,015,372	897,283	$20,292,213

(a)	Commencement date of operations for the Concentrated Growth Fund was September 3, 2002 for all share classes.

 GOLDMAN SACHS CAPITAL GROWTH FUND

Financial Highlights
Selected Data for a Share Outstanding Throughout each Period

		Income (loss) from				Distributions
		investment operations				to shareholders

	Net asset	Net
	value,	investment		Net realized	Total from	From net
	beginning	income		and unrealized	investment	realized
	of period	(loss)		gain (loss)	operations	gains

FOR THE SIX MONTHS ENDED FEBRUARY 29, (Unaudited)

2004 - Class A Shares	$17.07	$(0.01	) (c)	$1.83	$1.82	$—
2004 - Class B Shares	16.09	(0.08	) (c)	1.73	1.65	—
2004 - Class C Shares	16.07	(0.08	) (c)	1.73	1.65	—
2004 - Institutional Shares	17.44	0.02	(c)	1.88	1.90	—
2004 - Service Shares	16.94	(0.02	) (c)	1.81	1.79	—
FOR THE YEAR ENDED AUGUST 31,

2003 - Class A Shares	15.44	—	(c)(d)	1.63	1.63	—
2003 - Class B Shares	14.66	(0.11	) (c)	1.54	1.43	—
2003 - Class C Shares	14.64	(0.11	) (c)	1.54	1.43	—
2003 - Institutional Shares	15.71	0.06	(c)	1.67	1.73	—
2003 - Service Shares	15.33	(0.01	) (c)	1.62	1.61	—

2002 - Class A Shares	19.76	(0.05	) (c)	(4.24)	(4.29)	(0.03)
2002 - Class B Shares	18.90	(0.18	) (c)	(4.03)	(4.21)	(0.03)
2002 - Class C Shares	18.88	(0.18	) (c)	(4.03)	(4.21)	(0.03)
2002 - Institutional Shares	20.02	0.02	(c)	(4.30)	(4.28)	(0.03)
2002 - Service Shares	19.63	(0.07	) (c)	(4.20)	(4.27)	(0.03)

2001 - Class A Shares	28.95	(0.06	) (c)	(7.23)	(7.29)	(1.90)
2001 - Class B Shares	27.99	(0.23	) (c)	(6.96)	(7.19)	(1.90)
2001 - Class C Shares	27.94	(0.22	) (c)	(6.94)	(7.16)	(1.90)
2001 - Institutional Shares	29.19	0.03	(c)	(7.30)	(7.27)	(1.90)
2001 - Service Shares	28.81	(0.08	) (c)	(7.20)	(7.28)	(1.90)

2000 - Class A Shares	24.96	(0.11	) (c)	6.29	6.18	(2.19)
2000 - Class B Shares	24.37	(0.30	) (c)	6.11	5.81	(2.19)
2000 - Class C Shares	24.33	(0.30	) (c)	6.10	5.80	(2.19)
2000 - Institutional Shares	25.06	—	(c)(d)	6.32	6.32	(2.19)
2000 - Service Shares	24.88	(0.13	) (c)	6.25	6.12	(2.19)
FOR THE SEVEN MONTHS ENDED AUGUST 31,

1999 - Class A Shares	24.03	(0.08)		1.01	0.93	—
1999 - Class B Shares	23.57	(0.17)		0.97	0.80	—
1999 - Class C Shares	23.52	(0.16)		0.97	0.81	—
1999 - Institutional Shares	24.07	(0.02)		1.01	0.99	—
1999 - Service Shares	23.96	(0.08)		1.00	0.92	—
FOR THE YEAR ENDED JANUARY 31,

1999 - Class A Shares	18.48	(0.03)		6.35	6.32	(0.77)
1999 - Class B Shares	18.27	(0.12)		6.19	6.07	(0.77)
1999 - Class C Shares	18.24	(0.10)		6.15	6.05	(0.77)
1999 - Institutional Shares	18.45	0.01		6.38	6.39	(0.77)
1999 - Service Shares	18.46	(0.04)		6.31	6.27	(0.77)

(a)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all dividends and distributions, a complete redemption of the investment at the net asset value at the end of the period and no sales or redemption charges. Total return would be reduced if a sales or redemption charge were taken into account. Total returns for periods less than one full year are not annualized. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
(b)	Annualized.
(c)	Calculated based on the average shares outstanding methodology.
(d)	Amount is less than $(0.005) per share.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS CAPITAL GROWTH FUND

							Ratios assuming
							no expense reductions

					Ratio of		Ratio of		Ratio of
		Net assets,	Ratio of		net investment		total		net investment
Net asset		at end of	net expenses		income (loss)		expenses		income (loss)		Portfolio
value, end	Total	period	to average		to average		to average		to average		turnover
of period	return(a)	(in 000s)	net assets		net assets		net assets		net assets		rate

$18.89	10.66%	$1,473,612	1.39	%(b)	(0.16	)%(b)	1.46	%(b)	(0.23	)%(b)	30%
17.74	10.25	227,455	2.14	(b)	(0.91	)(b)	2.21	(b)	(0.98	)(b)	30
17.72	10.27	102,303	2.14	(b)	(0.91	)(b)	2.21	(b)	(0.98	)(b)	30
19.34	10.89	312,506	0.99	(b)	0.24	(b)	1.06	(b)	0.17	(b)	30
18.73	10.57	6,388	1.49	(b)	(0.26	)(b)	1.56	(b)	(0.33	)(b)	30

17.07	10.56	1,483,768	1.40		0.00		1.48		(0.08)		17
16.09	9.75	226,663	2.15		(0.74)		2.23		(0.82)		17
16.07	9.77	100,027	2.15		(0.74)		2.23		(0.82)		17
17.44	11.01	303,840	1.00		0.41		1.08		0.33		17
16.94	10.50	5,985	1.50		(0.10)		1.58		(0.18)		17

15.44	(21.74)	1,388,868	1.43		(0.29)		1.47		(0.33)		11
14.66	(22.31)	238,335	2.18		(1.04)		2.22		(1.08)		11
14.64	(22.33)	101,783	2.18		(1.04)		2.22		(1.08)		11
15.71	(21.41)	316,020	1.03		0.11		1.07		0.07		11
15.33	(21.78)	5,976	1.53		(0.39)		1.57		(0.43)		11

19.76	(26.48)	2,001,259	1.44		(0.25)		1.46		(0.27)		18
18.90	(27.06)	338,673	2.19		(1.00)		2.21		(1.02)		18
18.88	(27.00)	127,839	2.19		(1.00)		2.21		(1.02)		18
20.02	(26.18)	444,195	1.04		0.15		1.06		0.13		18
19.63	(26.58)	8,979	1.54		(0.35)		1.56		(0.37)		18

28.95	25.70	2,736,484	1.45		(0.41)		1.47		(0.44)		34
27.99	24.75	451,666	2.20		(1.16)		2.22		(1.19)		34
27.94	24.75	143,126	2.20		(1.16)		2.22		(1.19)		34
29.19	26.18	497,986	1.05		—		1.07		(0.03)		34
28.81	25.53	13,668	1.55		(0.49)		1.57		(0.52)		34

24.96	3.87	1,971,097	1.44	(b)	(0.53	)(b)	1.47	(b)	(0.56	)(b)	18
24.37	3.39	329,870	2.19	(b)	(1.29	)(b)	2.22	(b)	(1.32	)(b)	18
24.33	3.44	87,284	2.19	(b)	(1.29	)(b)	2.22	(b)	(1.32	)(b)	18
25.06	4.11	255,210	1.04	(b)	(0.20	)(b)	1.07	(b)	(0.23	)(b)	18
24.88	3.84	6,466	1.54	(b)	(0.65	)(b)	1.57	(b)	(0.68	)(b)	18

24.03	34.58	1,992,716	1.42		(0.18)		1.58		(0.34)		30
23.57	33.60	236,369	2.19		(0.98)		2.21		(1.00)		30
23.52	33.55	60,234	2.19		(1.00)		2.21		(1.02)		30
24.07	35.02	41,817	1.07		0.11		1.09		0.09		30
23.96	34.34	3,085	1.57		(0.37)		1.59		(0.39)		30

 GOLDMAN SACHS STRATEGIC GROWTH FUND

Financial Highlights
Selected Data for a Share Outstanding Throughout each Period

		Income (loss) from				Distributions
		investment operations				to shareholders

	Net asset	Net
	value,	investment		Net realized	Total from	From net
	beginning	income		and unrealized	investment	realized
	of period	(loss)		gain (loss)	operations	gains

FOR THE SIX MONTHS ENDED FEBRUARY 29, (Unaudited)

2004 - Class A Shares	$7.79	$(0.02	) (c)	$0.74	$0.72	$—
2004 - Class B Shares	7.55	(0.05	) (c)	0.71	0.66	—
2004 - Class C Shares	7.56	(0.05	) (c)	0.71	0.66	—
2004 - Institutional Shares	7.93	—	(c)(d)	0.74	0.74	—
2004 - Service Shares	7.82	(0.03	) (c)	0.75	0.72	—
FOR THE YEARS ENDED AUGUST 31,

2003 - Class A Shares	6.95	(0.03	) (c)	0.87	0.84	—
2003 - Class B Shares	6.79	(0.08	) (c)	0.84	0.76	—
2003 - Class C Shares	6.80	(0.09	) (c)	0.85	0.76	—
2003 - Institutional Shares	7.05	(0.01	) (c)	0.89	0.88	—
2003 - Service Shares	6.97	(0.03	) (c)	0.88	0.85	—

2002 - Class A Shares	9.22	(0.06	) (c)	(2.21)	(2.27)	—	(d)
2002 - Class B Shares	9.07	(0.12	) (c)	(2.16)	(2.28)	—	(d)
2002 - Class C Shares	9.08	(0.12	) (c)	(2.16)	(2.28)	—	(d)
2002 - Institutional Shares	9.30	(0.02	) (c)	(2.23)	(2.25)	—	(d)
2002 - Service Shares	9.23	(0.05	) (c)	(2.21)	(2.26)	—	(d)

2001 - Class A Shares	12.52	(0.06	) (c)	(3.24)	(3.30)	—
2001 - Class B Shares	12.40	(0.13	) (c)	(3.20)	(3.33)	—
2001 - Class C Shares	12.42	(0.13	) (c)	(3.21)	(3.34)	—
2001 - Institutional Shares	12.58	(0.02	) (c)	(3.26)	(3.28)	—
2001 - Service Shares	12.52	(0.04	) (c)	(3.25)	(3.29)	—

2000 - Class A Shares	10.06	(0.06	) (c)	2.52	2.46	—
2000 - Class B Shares	10.04	(0.14	) (c)	2.50	2.36	—
2000 - Class C Shares	10.05	(0.14	) (c)	2.51	2.37	—
2000 - Institutional Shares	10.07	(0.01	) (c)	2.52	2.51	—
2000 - Service Shares	10.06	(0.04	) (c)	2.50	2.46	—
FOR THE PERIOD ENDED AUGUST 31,

1999 - Class A Shares (commenced May 24)	10.00	—		0.06	0.06	—
1999 - Class B Shares (commenced May 24)	10.00	(0.03	) (c)	0.07	0.04	—
1999 - Class C Shares (commenced May 24)	10.00	(0.03	) (c)	0.08	0.05	—
1999 - Institutional Shares (commenced May 24)	10.00	0.01		0.06	0.07	—
1999 - Service Shares (commenced May 24)	10.00	(0.01)		0.07	0.06	—

(a)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all dividends and distributions, a complete redemption of the investment at the net asset value at the end of the period and no sales or redemption charges. Total return would be reduced if a sales or redemption charge were taken into account. Total returns for periods less than one full year are not annualized. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
(b)	Annualized.
(c)	Calculated based on the average shares outstanding methodology.
(d)	Less than $0.005 per share.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS STRATEGIC GROWTH FUND

							Ratios assuming no
							expense reductions

					Ratio of		Ratio of		Ratio of
		Net assets,	Ratio of		net investment		total		net investment
Net asset		end of	net expenses		income (loss)		expenses		loss to		Portfolio
value, end	Total	period	to average		to average		to average		average net		turnover
of period	return(a)	(in 000s)	net assets		net assets		net assets		assets		rate

$8.51	9.24%	$192,288	1.44	%(b)	(0.47	)% (b)	1.55	%(b)	(0.58	)% (b)	9%
8.21	8.74	13,067	2.19	(b)	(1.22	)(b)	2.30	(b)	(1.33	)(b)	9
8.22	8.73	12,682	2.19	(b)	(1.21	)(b)	2.30	(b)	(1.32	)(b)	9
8.67	9.33	122,927	1.04	(b)	(0.07	)(b)	1.15	(b)	(0.18	)(b)	9
8.54	9.21	300	1.54	(b)	(0.59	)(b)	1.65	(b)	(0.70	)(b)	9

7.79	12.09	146,867	1.45		(0.49)		1.62		(0.66)		14
7.55	11.19	11,452	2.20		(1.24)		2.37		(1.41)		14
7.56	11.18	8,979	2.20		(1.24)		2.37		(1.41)		14
7.93	12.48	93,806	1.05		(0.09)		1.22		(0.26)		14
7.82	12.20	1	1.55		(0.44)		1.72		(0.61)		14

6.95	(24.59)	113,813	1.45		(0.66)		1.63		(0.84)		40
6.79	(25.11)	9,781	2.20		(1.41)		2.38		(1.59)		40
6.80	(25.08)	5,109	2.20		(1.41)		2.38		(1.59)		40
7.05	(24.17)	59,130	1.05		(0.27)		1.23		(0.45)		40
6.97	(24.46)	1	1.55		(0.58)		1.73		(0.76)		40

9.22	(26.35)	109,315	1.44		(0.52)		1.67		(0.75)		25
9.07	(26.84)	14,235	2.19		(1.27)		2.42		(1.50)		25
9.08	(26.88)	5,613	2.19		(1.27)		2.42		(1.50)		25
9.30	(26.06)	45,898	1.04		(0.15)		1.27		(0.38)		25
9.23	(26.27)	1	1.54		(0.37)		1.77		(0.60)		25

12.52	24.46	92,271	1.44		(0.50)		1.63		(0.69)		19
12.40	23.51	17,149	2.19		(1.24)		2.38		(1.43)		19
12.42	23.58	7,287	2.19		(1.24)		2.38		(1.43)		19
12.58	24.93	22,910	1.04		(0.09)		1.23		(0.28)		19
12.52	24.45	2	1.54		(0.35)		1.73		(0.54)		19

10.06	0.60	10,371	1.44	(b)	(0.17	)(b)	11.70	(b)	(10.43	)(b)	7
10.04	0.40	3,393	2.19	(b)	(0.97	)(b)	12.45	(b)	(11.23	)(b)	7
10.05	0.50	2,388	2.19	(b)	(0.99	)(b)	12.45	(b)	(11.25	)(b)	7
10.07	0.70	5,981	1.04	(b)	0.24	(b)	11.30	(b)	(10.02	)(b)	7
10.06	0.60	2	1.54	(b)	(0.24	)(b)	11.80	(b)	(10.50	)(b)	7

 GOLDMAN SACHS CONCENTRATED GROWTH FUND

Financial Highlights
Selected Data for a Share Outstanding Throughout each Period

		Income (loss) from			Distributions
		investment operations			to shareholders
	Net asset
	value,	Net	Net realized	Total from	From net
	beginning	investment	and unrealized	investment	realized
	of period	loss(c)	gain	operations	gains

FOR THE SIX MONTHS ENDED FEBRUARY 29, (Unaudited)

2004 - Class A Shares	$11.64	$(0.04)	$0.98	$0.94	(0.04)
2004 - Class B Shares	11.56	(0.08)	0.97	0.89	(0.04)
2004 - Class C Shares	11.55	(0.08)	0.96	0.88	(0.04)
2004 - Institutional Shares	11.68	(0.01)	0.99	0.98	(0.04)
2004 - Service Shares	11.64	(0.03)	0.98	0.95	(0.04)
FOR THE PERIOD ENDED AUGUST 31,

2003 - Class A Shares (Commenced September 3, 2002)	10.00	(0.08)	1.72	1.64	—
2003 - Class B Shares (Commenced September 3, 2002)	10.00	(0.16)	1.72	1.56	—
2003 - Class C Shares (Commenced September 3, 2002)	10.00	(0.16)	1.71	1.55	—
2003 - Institutional Shares (Commenced September 3, 2002)	10.00	(0.03)	1.71	1.68	—
2003 - Service Shares (Commenced September 3, 2002)	10.00	(0.07)	1.71	1.64	—

(a)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all dividends and distributions, a complete redemption of the investment at the net asset value at the end of the period and no sales or redemption charges. Total return would be reduced if a sales or redemption charge were taken into account. Total returns for periods less than one full year are not annualized. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
(b)	Annualized.
(c)	Calculated based on the average shares outstanding methodology.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS CONCENTRATED GROWTH FUND

					Ratios assuming no
					expense reductions

				Ratio of	Ratio of	Ratio of
		Net assets,	Ratio of	net investment	total	net investment
Net asset		end of	net expenses	loss to	expenses	loss to	Portfolio
value, end	Total	period	to average	average	to average	average	turnover
of period	return(a)	(in 000s)	net assets(b)	net assets(b)	net assets(b)	net assets(b)	rate

$12.54	8.08%	$61,765	1.48%	(0.64)%	1.81%	(0.97)%	16%
12.41	7.70	65	2.23	(1.42)	2.56	(1.75)	16
12.39	7.62	266	2.23	(1.35)	2.56	(1.68)	16
12.62	8.39	39,429	1.08	(0.23)	1.41	(0.56)	16
12.55	8.16	2	1.58	(0.60)	1.91	(0.93)	16

11.64	16.40	49,494	1.48	(0.76)	2.65	(1.93)	19
11.56	15.60	92	2.23	(1.50)	3.40	(2.67)	19
11.55	15.50	20	2.23	(1.53)	3.40	(2.70)	19
11.68	16.80	27,810	1.08	(0.32)	2.25	(1.49)	19
11.64	16.40	2	1.58	(0.72)	2.75	(1.89)	19

 GOLDMAN SACHS GROWTH OPPORTUNITIES FUND

Financial Highlights
Selected Data for a Share Outstanding Throughout each Period

		Income (loss) from				Distributions
		investment operations				to shareholders

	Net asset	Net
	value,	investment		Net realized	Total from	From net
	beginning	income		and unrealized	investment	realized
	of period	(loss)		gain (loss)	operations	gains

FOR THE SIX MONTHS ENDED FEBRUARY 29, (Unaudited)

2004 - Class A Shares	$17.38	$(0.08	) (c)	$2.12	$2.04	$—
2004 - Class B Shares	16.94	(0.14	) (c)	2.06	1.92	—
2004 - Class C Shares	16.83	(0.14	) (c)	2.05	1.91	—
2004 - Institutional Shares	17.67	(0.04	) (c)	2.16	2.12	—
2004 - Service Shares	17.29	(0.09	) (c)	2.11	2.02	—
FOR THE YEARS ENDED AUGUST 31,

2003 - Class A Shares	14.09	(0.12	) (c)	3.41	3.29	—
2003 - Class B Shares	13.84	(0.22	) (c)	3.32	3.10	—
2003 - Class C Shares	13.74	(0.22	) (c)	3.31	3.09	—
2003 - Institutional Shares	14.27	(0.06	) (c)	3.46	3.40	—
2003 - Service Shares	14.03	(0.13	) (c)	3.39	3.26	—

2002 - Class A Shares	18.11	(0.15	) (c)	(3.87)	(4.02)	—
2002 - Class B Shares	17.92	(0.27	) (c)	(3.81)	(4.08)	—
2002 - Class C Shares	17.80	(0.27	) (c)	(3.79)	(4.06)	—
2002 - Institutional Shares	18.26	(0.08	) (c)	(3.91)	(3.99)	—
2002 - Service Shares	18.05	(0.16	) (c)	(3.86)	(4.02)	—

2001 - Class A Shares	19.50	(0.14	) (c)	(0.66)	(0.80)	(0.59)
2001 - Class B Shares	19.45	(0.28	) (c)	(0.66)	(0.94)	(0.59)
2001 - Class C Shares	19.31	(0.28	) (c)	(0.64)	(0.92)	(0.59)
2001 - Institutional Shares	19.59	(0.07	) (c)	(0.67)	(0.74)	(0.59)
2001 - Service Shares	19.45	(0.16	) (c)	(0.65)	(0.81)	(0.59)

2000 - Class A Shares	10.13	(0.11	) (c)	9.71	9.60	(0.23)
2000 - Class B Shares	10.18	(0.24	) (c)	9.74	9.50	(0.23)
2000 - Class C Shares	10.10	(0.24	) (c)	9.68	9.44	(0.23)
2000 - Institutional Shares	10.13	(0.04	) (c)	9.73	9.69	(0.23)
2000 - Service Shares	10.12	(0.12	) (c)	9.68	9.56	(0.23)
FOR THE PERIOD ENDED AUGUST 31,

1999 - Class A Shares (commenced May 24)	10.00	(0.01	) (c)	0.14	0.13	—
1999 - Class B Shares (commenced May 24)	10.00	(0.03	) (c)	0.21	0.18	—
1999 - Class C Shares (commenced May 24)	10.00	(0.03	) (c)	0.13	0.10	—
1999 - Institutional Shares (commenced May 24)	10.00	0.01		0.12	0.13	—
1999 - Service Shares (commenced May 24)	10.00	—		0.12	0.12	—

(a)	Assumes investment at the net asset value at the beginning of the period, reinvestment of all dividends and distributions, a complete redemption of the investment at the net asset value at the end of the period and no sales or redemption charges. Total return would be reduced if a sales or redemption charge were taken into account. Total returns for periods less than one full year are not annualized. Returns do not reflect the deduction of taxes that a shareholder would pay on Fund distributions or the redemption of Fund shares.
(b)	Annualized.
(c)	Calculated based on the average shares outstanding methodology.

The accompanying notes are an integral part of these financial statements.

GOLDMAN SACHS GROWTH OPPORTUNITIES FUND

							Ratios assuming no
							expense reductions
					Ratio of
		Net assets,	Ratio of		net investment		Ratio of total		Ratio of
Net asset		end of	net expenses		income (loss)		expenses		net investment		Portfolio
value, end	Total	period	to average		to average		to average		loss to average		turnover
of period	return(a)	(in 000s)	net assets		net assets		net assets		net assets		rate

$19.42	11.74%	$576,328	1.49	%(b)	(0.88	)%(b)	1.49	%(b)	(0.88	)%(b)	23%
18.86	11.33	96,274	2.24	(b)	(1.63	)(b)	2.24	(b)	(1.63	)(b)	23
18.74	11.35	72,644	2.24	(b)	(1.64	)(b)	2.24	(b)	(1.64	)(b)	23
19.79	12.00	249,309	1.09	(b)	(0.48	)(b)	1.09	(b)	(0.48	)(b)	23
19.31	11.68	931	1.59	(b)	(1.01	)(b)	1.59	(b)	(1.01	)(b)	23

17.38	23.35	441,187	1.53		(0.80)		1.53		(0.80)		66
16.94	22.40	85,601	2.28		(1.56)		2.28		(1.56)		66
16.83	22.49	63,358	2.28		(1.56)		2.28		(1.56)		66
17.67	23.83	189,498	1.13		(0.41)		1.13		(0.41)		66
17.29	23.24	539	1.63		(0.90)		1.63		(0.90)		66

14.09	(22.20)	368,361	1.51		(0.87)		1.51		(0.87)		69
13.84	(22.77)	68,639	2.26		(1.62)		2.26		(1.62)		69
13.74	(22.81)	47,581	2.26		(1.62)		2.26		(1.62)		69
14.27	(21.89)	134,954	1.11		(0.47)		1.11		(0.47)		69
14.03	(22.27)	471	1.61		(0.99)		1.61		(0.99)		69

18.11	(4.17)	428,981	1.54		(0.74)		1.54		(0.74)		66
17.92	(4.92)	73,776	2.29		(1.49)		2.29		(1.49)		66
17.80	(4.85)	47,738	2.29		(1.49)		2.29		(1.49)		66
18.26	(3.79)	128,182	1.14		(0.34)		1.14		(0.34)		66
18.05	(4.24)	232	1.64		(0.84)		1.64		(0.84)		66

19.50	95.73	188,199	1.52		(0.64)		1.61		(0.73)		73
19.45	94.27	42,061	2.27		(1.38)		2.36		(1.47)		73
19.31	94.43	26,826	2.27		(1.38)		2.36		(1.47)		73
19.59	96.67	49,921	1.12		(0.23)		1.21		(0.32)		73
19.45	95.41	3	1.62		(0.69)		1.71		(0.78)		73

10.13	1.30	8,204	1.44	(b)	(0.27	)(b)	14.15	(b)	(12.98	)(b)	27
10.18	1.80	520	2.19	(b)	(1.04	)(b)	14.90	(b)	(13.75	)(b)	27
10.10	1.00	256	2.19	(b)	(1.12	)(b)	14.90	(b)	(13.83	)(b)	27
10.13	1.30	5,223	1.04	(b)	0.39	(b)	13.75	(b)	(12.32	)(b)	27
10.12	1.20	2	1.54	(b)	0.03	(b)	14.25	(b)	(12.68	)(b)	27

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FUNDS PROFILE

Goldman Sachs Funds

Goldman Sachs is a premier financial services firm, known since 1869 for creating thoughtful and customized investment solutions in complex global markets.

Today, **Goldman Sachs Asset Management, L.P.** and other units of the **Investment Management Division** of Goldman Sachs serve a diverse set of clients worldwide, including private institutions, public entities and individuals. With portfolio management teams located around the world — and $375.7 billion in assets under management as of December 31, 2003 — our investment professionals bring firsthand knowledge of local markets to every investment decision, making us one of the few truly global asset managers.

THE GOLDMAN SACHS ADVANTAGE

Our goal is to deliver:

Strong, Consistent Investment Results

- Global Resources and Global Research
- Team Approach
- Disciplined Processes

Innovative, Value-Added Investment Products

- Thoughtful Solutions
- Risk Management

Outstanding Client Service

- Dedicated Service Teams
- Excellence and Integrity

GOLDMAN SACHS FUNDS

In building a globally diversified portfolio, you can select from more than 50 Goldman Sachs Funds and gain access to investment opportunities across borders, investment styles, asset classes and security capitalizations.


INTERNATIONAL EQUITY
Higher Risk/Return
DOMESTIC EQUITY
ASSET ALLOCATION PORTFOLIOS
SPECIALTY
FIXED INCOME
MONEY MARKET
Lower Risk/Return

International Equity Funds
- Asia Growth Fund
- Emerging Markets Equity Fund
- International Growth Opportunities Fund
- Japanese Equity Fund
- European Equity Fund
- International Equity Fund
- CORE℠ International Equity Fund

Domestic Equity Funds
- Small Cap Value Fund
- CORE℠ Small Cap Equity Fund
- Mid Cap Value Fund
- Concentrated Growth Fund
- Growth Opportunities Fund
- Research Select Fund℠
- Strategic Growth Fund
- Capital Growth Fund
- Large Cap Value Fund
- Growth and Income Fund
- CORE℠ Large Cap Growth Fund
- CORE℠ Large Cap Value Fund
- CORE℠ U.S. Equity Fund

Specialty Funds
- Internet Tollkeeper Fund℠
- CORE℠ Tax-Managed Equity Fund
- Real Estate Securities Fund

Asset Allocation Funds
- Balanced Fund
- Asset Allocation Portfolios

Fixed Income Funds
- Emerging Markets Debt Fund
- High Yield Fund
- High Yield Municipal Fund
- Global Income Fund
- Investment Grade Credit Fund
- Core Fixed Income Fund
- U.S. Mortgages Fund
- Municipal Income Fund
- Government Income Fund
- Short Duration Tax-Free Fund
- Short Duration Government Fund
- Ultra-Short Duration Government Fund
- Enhanced Income Fund

Money Market Funds[1]

[1] *An investment in a money market fund is neither insured nor guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Although the Funds seek to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Funds.*

The Goldman Sachs Research Select Fund℠, Internet Tollkeeper Fund℠ and CORE℠ are service marks of Goldman, Sachs & Co.

GOLDMAN SACHS ASSET MANAGEMENT, L.P. 32 OLD SLIP, 32ND FLOOR, NEW YORK, NEW YORK 10005

TRUSTEES
Ashok N. Bakhru, *Chairman*
John P. Coblentz, Jr.
Patrick T. Harker
James A. McNamara
Mary Patterson McPherson
Alan A. Shuch
Wilma J. Smelcer
Richard P. Strubel
Kaysie P. Uniacke

OFFICERS
Kaysie P. Uniacke, *President*
James A. Fitzpatrick, *Vice President*
James A. McNamara, *Vice President*
John M. Perlowski, *Treasurer*
Howard B. Surloff, *Secretary*

GOLDMAN, SACHS & CO.
Distributor and Transfer Agent

GOLDMAN SACHS ASSET MANAGEMENT, L.P.
Investment Adviser

Visit our Web site at www.gs.com/funds to obtain the most recent month-end returns

The reports concerning the Funds included in this shareholder report may contain certain forward-looking statements about the factors that may affect the performance of the Funds in the future. These statements are based on Fund management's predictions and expectations concerning certain future events and their expected impact on the Funds, such as performance of the economy as a whole and of specific industry sectors, changes in the levels of interest rates, the impact of developing world events, and other factors that may influence the future performance of the Funds. Management believes these forward-looking statements to be reasonable, although they are inherently uncertain and difficult to predict. Actual events may cause adjustments in portfolio management strategies from those currently expected to be employed.

A description of the policies and procedures that the Funds use to determine how to vote proxies relating to portfolio securities is available (i) without charge, upon request by calling 1-800-526-7384 (for Retail Shareholders) or 1-800-621-2550 (for Institutional Shareholders); and (ii) on the Securities and Exchange Commission Web site at http://www.sec.gov.

This material is not authorized for distribution to prospective investors unless preceded or accompanied by a current Prospectus for the Funds. Please consider a fund's objectives, risks, and charges and expenses, and read the Prospectus carefully before investing.

Holdings are as of February 29, 2004 and are subject to change in the future. Fund holdings of stocks or bonds should not be relied on in making investment decisions and should not be construed as research or investment advice regarding particular securities.

The Strategic Growth Fund may participate in the Initial Public Offering (IPO) market, and a portion of the Fund's returns consequently may be attributable to its investment in IPOs, which may have a magnified impact due to the Fund's small asset base. As the Fund's assets grow, it is probable that the effect of the Fund's investment in IPOs on its total returns may not be as significant.

The Concentrated Growth Fund is not diversified. Due to the smaller number of stocks generally held in the portfolio, the Fund may be subject to greater risks than a more diversified fund. A change in the value of any single holding may affect the overall value more than it would affect a diversified fund that holds more investments.

The Fund is subject to the risk of rising and falling stock prices. In recent years, the U.S. stock market has experienced substantial price volatility.

Goldman, Sachs & Co. is the distributor of the Fund.

Copyright 2004 Goldman, Sachs & Co. All rights reserved. Date of first use: April 29, 2004 / 04- 514

GROWTHSAR / 147.2K / 04-04